   As filed with the Securities and Exchange Commission on February 15, 1996

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             CYANOTECH CORPORATION
             (Exact name of Registrant as specified in its charter)

              NEVADA                               2833                             91-1206026
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)             Identification No.)

                    73-4460 QUEEN KAAHUMANU HWY., SUITE 102
                             KAILUA-KONA, HI 96740
                                 (808) 326-1353
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           GERALD R. CYSEWSKI, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             CYANOTECH CORPORATION
                    73-4460 QUEEN KAAHUMANU HWY., SUITE 102
                             KAILUA-KONA, HI 96740
                                 (808) 326-1353

          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

              BRADFORD J. SHAFER, ESQ.                              AUGUST J. MORETTI, ESQ.
                THOMAS J. LIMA, ESQ.                                 RICHARD FRIEDMAN, ESQ.
              TAMARA L. THOMPSON, ESQ.                                ALI N. GHIASSI, ESQ.
          BROBECK, PHLEGER & HARRISON LLP                       HELLER EHRMAN WHITE & MCAULIFFE
           ONE MARKET, SPEAR STREET TOWER                            525 UNIVERSITY AVENUE
              SAN FRANCISCO, CA 94105                                 PALO ALTO, CA 94301
                   (415) 442-0900                                        (415) 324-7000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                            AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF               TO BE         OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED           SHARE(1)            PRICE(1)        REGISTRATION FEE
Common Stock, par value $.005 per
 share..............................      1,725,000             $7.00            $12,075,000            $4,164

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of Cyanotech Corporation Common Stock as reported on The Nasdaq SmallCap Market on February 13, 1996.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CYANOTECH CORPORATION
                             CROSS-REFERENCE SHEET

  SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS ON FORM SB-2

                    ITEM NUMBER AND HEADING
                   IN FORM SB-2 REGISTRATION                                     LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Front of Registration Statement and Outside Front
            Cover of Prospectus.................................  Outside  Front  Cover  Page;  Front  of  Registration
                                                                   Statement
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front and Outside Back Cover Pages;  Available
                                                                   Information
       3.  Summary Information and Risk Factors.................  Prospectus  Summary; Risk Factors; Inside Front Cover
                                                                   Page
       4.  Use of Proceeds......................................  Prospectus Summary; Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page; Underwriting
       6.  Dilution.............................................  Not Applicable
       7.  Selling Security Holders.............................  Not Applicable
       8.  Plan of Distribution.................................  Outside Front Cover Page; Underwriting
       9.  Legal Proceedings....................................  Not Applicable
      10.  Directors, Executive Officers, Promoters and Control
            Persons.............................................  Management
      11.  Security Ownership of Certain Beneficial Owners and
            Management..........................................  Principal Stockholders
      12.  Description of Securities............................  Prospectus Summary;  Capitalization;  Description  of
                                                                   Capital Stock
      13.  Interest of Named Experts and Counsel................  Not Applicable
      14.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable
      15.  Organization Within Last Five Years..................  Not Applicable
      16.  Description of Business..............................  Prospectus   Summary;   Risk   Factors;  Management's
                                                                   Discussion and Analysis  of Financial Condition  and
                                                                   Results of Operations; Business
      17.  Management's Discussion and Analysis or Plan of
            Operation...........................................  Management's  Discussion  and  Analysis  of Financial
                                                                   Condition and Results of Operations
      18.  Description of Property..............................  Business
      19.  Certain Relationships and Related
            Transactions........................................  Certain Transactions; Principal Stockholders
      20.  Market for Common Equity and Related Stockholder
            Matters.............................................  Outside Front Cover  Page; Prospectus Summary;  Price
                                                                   Range   of   Common  Stock   and   Dividend  Policy;
                                                                   Description of  Capital Stock;  Shares Eligible  for
                                                                   Future Sale
      21.  Executive Compensation...............................  Management
      22.  Financial Statements.................................  Consolidated Financial Statements
      23.  Changes in and Disagreements With Accountants on
            Accounting and Financial Disclosure.................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 15, 1996

                                1,500,000 SHARES

                                 [COMPANY LOGO]
                             CYANOTECH CORPORATION

                                  COMMON STOCK

    All 1,500,000 shares of Common Stock offered hereby are being sold by Cyanotech Corporation ("Cyanotech" or the "Company"). The Company's Common Stock is currently traded on The Nasdaq SmallCap Market under the symbol "CYAN." Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the same symbol. On February 14, 1996, the last reported sale price of the Common Stock on The Nasdaq SmallCap Market was $6.75 per share. See "Price Range of Common Stock and Dividend Policy."
                            ------------------------

           THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF
       RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS  THE
       SECURITIES  AND EXCHANGE  COMMISSION OR  ANY STATE SECURITIES
            COMMISSION PASSED UPON THE  ACCURACY OR ADEQUACY  OF
                THIS  PROSPECTUS. ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           PRICE TO                UNDERWRITING              PROCEEDS TO
                                            PUBLIC                 DISCOUNT (1)              COMPANY (2)
---------------------------------------------------------------------------------------------------------------
Per Share........................             $                         $                         $
-------------------------------------------------------------------------------------------
Total (3)........................             $                         $                         $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Does not include a non-accountable expense allowance payable by the  Company
    to   the  Representative   of  the  Underwriters.   See  "Underwriting"  for
    indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $465,000, including the Representative's non-accountable expense allowance.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 225,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full,
    the Price to Public will total $         , Underwriting Discount will  total
    $             and  the Proceeds  to Company  will  total $             . See
    "Underwriting."

    The shares of Common Stock are offered by the several Underwriters named herein subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the office of Van Kasper & Company, San Francisco, California on or about
               , 1996.

                              Van Kasper & Company

                                            , 1996

CYANOTECH DEVELOPS AND COMMERCIALIZES NATURAL
PRODUCTS FROM MICROALGAE, A LARGELY UNEXPLORED AND UNEXPLOITED
RENEWABLE NATURAL RESOURCE

    SPIRULINA is a naturally occurring multi-cellular microscopic plant that grows extremely fast, producing a new crop approximately every week. The Company has developed and produces a unique strain of this microalgae, SPIRULINA PACIFICA, which is a vegetable-based, highly absorbable source of natural beta carotene, mixed carotenoids and other phytonutrients, B vitamins, gamma linolenic acid, protein and essential amino acids. SPIRULINA PACIFICA is sold world-wide to the health and natural foods market.

    [Photograph of Spirulina cells]

    ASTAXANTHIN is a red pigment used primarily in the aquaculture industry to impart pink color to the flesh of pen-raised fish and shrimp. The Company is currently conducting pilot production work and feeding trials on natural astaxanthin derived from the Haematococcuss microalgae, and is discussing a strategic alliance with a major aquaculture feed formulator.

    [Photograph of haematococcuss cells containing astaxanthin]

    MOSQUITOCIDE PRODUCTS are currently under development by Cyanotech. The toxin gene from Bacillus Thuringinsis var, israelensis (Bti) has been genetically engineered into Synechococcus, a blue green algae which is a food for mosquito larvae. The Company believes that when applied to a mosquito-infested body of water, the algae could act as an effective and environmentally safe means of control. Development of a commercial production system for this product is scheduled to start by mid-1996.

    [Photograph of Syneochoccus cells]

                            ------------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    Cyanotech   has  developed   and  implemented   proprietary  production  and
harvesting technologies, systems and processes permitting year-round production of SPIRULINA PACIFICA.

1. GROWING PONDS

    SPIRULINA PACIFICA is cultured in shallow, open ponds adjacent to the Pacific Ocean. Paddlewheels agitate the water, permitting even exposure of the algae to the sun. A combination of fresh water and nutrient-rich deep ocean water, drawn from a depth of 2,000 feet, is used to fill the ponds.

    [Photograph of Spirulina growing ponds]

2. SEPARATION SCREENS

    SPIRULINA PACIFICA is pumped from the culture ponds through underground pipes to a process building where it is screened for particulate matter and then separated by stainless steel screens from the culture medium. In this system, 100% of the growing media is continuously recycled to culture ponds to become the nutrient base for the next crop.

    [Photograph of stainless steel screens used in processing the Company's Spirulina products]

3. VACUUM WASHING SYSTEM

    Prior to drying, SPIRULINA PACIFICA is washed three times with fresh water and vacuum filtered.

    [Photograph of vacuum washing system used in processing the Company's Spirulina products.]

4. OCEAN CHILL DRYING (U.S. PATENT 15,276,977)

    Cyanotech has developed and patented a drying system for powder microalgae products called OCEAN CHILL DRYING. The drying process takes approximately three seconds and results in a dark green powder with a consistency similar to flour.

    [Drawing depicting the Company's Ocean Chill Drying process]

5. FINISHED PRODUCT

    Bulk SPIRULINA PACIFICA powder, tablets and flakes are packaged in foil laminate heat-sealed bags with an oxygen absorbing pack sealed in each bag. This packaging ensures product freshness and extends the shelf life of bulk SPIRULINA PACIFICA.

    [Photograph of finished powder packaging]

6. COLD COMPRESSION TABLETING

    SPIRULINA PACIFICA tablets are produced by Cyanotech by blending SPIRULINA PACIFICA powder with a minimum amount of excipients and tableting in a cold compression tablet making machine.

    [Photograph of cold compression tablet-making machine]

7. QUALITY ASSURANCE TESTING

    A sample from each lot of SPIRULINA PACIFICA is subjected to quality assurance testing including bulk density, moisture, particulate matter, color and taste and subjected to a prescribed set of microbiological tests for food products.

    [Photograph of Quality Assurance Testing Process]

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED AND UNLESS THE CONTEXT INDICATES OTHERWISE, ALL INFORMATION IN THIS PROSPECTUS ASSUMES (I) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND (II) CONVERSION OF THE COMPANY'S 1,250,000 SHARES OF SERIES A PREFERRED STOCK INTO 250,000 SHARES OF COMMON STOCK, EFFECTIVE AS OF THE CLOSING OF THIS OFFERING. SEE "UNDERWRITING."

                                  THE COMPANY

    Cyanotech develops and commercializes natural products from microalgae. The Company is currently producing microalgae products for the nutritional supplement and immunological diagnostics markets and is also developing microalgae-based products for the aquaculture feed/pigments, biopesticide and food coloring markets. Microalgae are a diverse group of over 30,000 species of microscopic plants which have a wide range of physiological and biochemical characteristics and naturally contain high levels of nutrients. Microalgae represent a largely unexplored and unexploited renewable natural resource, which grow much faster than land-based plants. Under favorable growing conditions, certain microalgae produce a new crop every week. Cyanotech has designed, developed and implemented proprietary production and harvesting technologies, systems and processes which eliminate many of the stability and contamination problems frequently encountered in the production of microalgae. The Company's technologies, systems, processes and favorable growing location permit year-round harvesting of its microalgal products in a cost-effective manner. The Company believes that these accomplishments have not been equaled by any other company, university or research institute.

    Cyanotech's principal revenues are derived from sales of microalgae-based "Spirulina" products for the vitamin and supplement market, which for the United States alone is estimated at $3.7 billion. SPIRULINA PACIFICA is a unique strain of Spirulina developed by Cyanotech which provides a vegetable-based, highly absorbable source of natural beta carotene, mixed carotenoids and other phytonutrients, B vitamins, gamma linolenic acid ("GLA"), protein and essential amino acids. The Company believes its Hawaiian SPIRULINA PACIFICA has achieved high brand identity among both wholesale and retail customers, and that the Company's products have better taste, more consistent color and greater concentrations of natural beta carotene than competing Spirulina products. Since 1993, the Company has been capacity-constrained, with demand for its bulk SPIRULINA PACIFICA products exceeding the Company's production capabilities. The Company has tripled its Spirulina production capacity since 1993 and continues to increase capacity. Cyanotech currently markets its products in the United States and twelve other countries through a combination of retail, wholesale, and private label channels, and plans to market new products either directly or through strategic alliances where appropriate.

    Cyanotech maintains an environmentally responsible philosophy in the development and production of its products, using natural production methods and resources which employ extensive recycling of raw materials and nutrients. The Company believes that these recycling methods result in substantially lower operating costs. The Company's production system operates without the use of pesticides and herbicides, and does not create erosion, fertilizer runoff or water pollution. The Company believes that it is the only producer of microalgae to receive organic certification.

    The Company is incorporated in Nevada. Its principal executive offices are located at 73-4460 Queen Kaahumanu Hwy., Suite 102, Kailua-Kona, Hawaii 96740, and its telephone number is (808) 326-1353. Unless otherwise indicated, all references in this Prospectus to the "Company" and "Cyanotech" refer to Cyanotech Corporation, a Nevada corporation, and its wholly-owned subsidiary, Nutrex, Inc.

                            ------------------------

    SPIRULINA PACIFICA-TM-, OCEAN-CHILL DRYING-TM-, HAWAIIAN ENERGIZER-TM- and NUTREX-TM- are trademarks of the Company. SPIRULINA PACIFICA is a registered trademark of the Company in Japan. The SPIRULINA PACIFICA logo is a registered trademark of the Company in the United States. This Prospectus also includes trademarks of entities other than the Company.

                                  THE OFFERING

Common Stock offered by the Company..........  1,500,000 shares
Common Stock to be outstanding after the
 offering....................................  15,232,460 shares (1)
Use of proceeds..............................  Construction of additional Spirulina  culture
                                               ponds,   a  natural   astaxanthin  production
                                               facility and culture ponds, a
                                               laboratory/warehouse   and   a   cogeneration
                                               facility, and for working capital and general
                                               corporate purposes
Nasdaq symbol................................  CYAN

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEAR ENDED MARCH 31,   NINE MONTHS ENDED
                                                                                    DECEMBER 31,
                                                          --------------------  --------------------
                                                            1994       1995       1994       1995
                                                          ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF INCOME DATA:
Net sales...............................................  $   2,697  $   4,150  $   2,921  $   5,972
Gross profit............................................      1,202      1,875      1,339      3,188
Income from operations..................................        220        718        534      1,781
Net income..............................................        204        769        503      1,729
Net income per common share.............................  $    0.02  $    0.05  $    0.04  $    0.12
Weighted average number of common shares and common
 share equivalents......................................     13,330     13,589     13,907     14,452

                                                                          QUARTER ENDED
                                                             ---------------------------------------
                                                                                          DECEMBER
                                                              JUNE 30,    SEPTEMBER 30,      31,
                                                                1995          1995          1995
                                                             -----------  -------------  -----------
Net sales..................................................   $   1,568     $   2,056     $   2,348
Gross profit...............................................         778         1,113         1,297
Income from operations.....................................         418           621           742
Net income.................................................         413           605           711
Net income per common share................................        0.03          0.04          0.05

                                                                            DECEMBER 31, 1995
                                                                         ------------------------
                                                                                         AS
                                                                          ACTUAL    ADJUSTED (2)
                                                                         ---------  -------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital........................................................  $   1,004    $   9,930
Equipment and leasehold improvements, net..............................      7,204        7,204
Total assets...........................................................      9,649       18,575
Stockholders' equity...................................................      7,371       16,297

------------------------

(1) Includes 3,674,885 shares of Common Stock which are issuable upon conversion of the Company's Series C Preferred Stock. Excludes as of December 31, 1995
    (i) 997,000 shares of Common Stock reserved for issuance upon exercise of outstanding warrants, (ii) 400,000 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan, of which options to purchase 101,000 shares are outstanding, (iii) 213,475 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding options under the Company's 1985 Incentive Stock Option Plan, (iv) 89,000 shares of Common Stock reserved for issuance under the Company's 1994 Non-Employee Directors Stock Option and Stock Grant Plan, of which options to purchase 9,000 shares of Common Stock are outstanding, and (v) 102,000 shares of Common Stock issuable upon exercise of other non-qualified options to purchase Common Stock. See "Capitalization," "Management -- Stock Option Plan," "Certain Transactions" and "Description of Capital Stock."

(2) Adjusted to give effect to the sale of 1,500,000 shares of Common Stock offered by the Company hereby at an assumed public offering price per share of $6.75, the last reported sale price of the Common Stock on The Nasdaq SmallCap Market on February 14, 1996, and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

PRODUCT CONCENTRATION

    Since 1992 substantially all of the Company's net sales have been attributable to its SPIRULINA PACIFICA products. Sales of SPIRULINA PACIFICA products accounted for approximately 94%, 97% and 97% of the Company's net sales in the years ended March 31, 1994 and 1995 and the nine months ended December 31, 1995, respectively. The Company believes that SPIRULINA PACIFICA products will continue to constitute a substantial portion of net sales. The Company plans to increase production of Spirulina products substantially in 1996 by using a portion of the net proceeds from this offering to construct more Spirulina ponds and related Spirulina processing facilities. There can be no assurance that the market for Spirulina products in general, or the Company's SPIRULINA PACIFICA products in particular, will support the increased output anticipated from the Company's planned expansion. Any decrease in the overall level of sales of, or the prices for, the Company's SPIRULINA PACIFICA products, whether as a result of competition, change in consumer demand, increased worldwide supply of Spirulina or any other factors, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's Spirulina products are rich in natural beta carotene. Two large scale studies released in January 1996 on synthetic beta carotene indicated that certain health benefits previously associated with beta carotene generally do not exist in synthetic beta carotene. Although synthetic beta carotene has different properties from natural beta carotene, consumers' perception of beta carotene generally may be adversely affected by this and other studies. If consumer perceptions of the negative effects of synthetic beta carotene are extended to the Company's products which contain natural beta carotene, the Company's business, financial condition and results of operation could be materially adversely affected. See "Management's Discussions and Analysis of Financial Condition and Results of Operations."

CUSTOMER CONCENTRATION AND RISKS ASSOCIATED WITH CHANGES IN PRODUCT MIX

    Approximately 32.3% and 49.5% of the Company's net sales in the year ended March 31, 1995 and the nine months ended December 31, 1995, respectively, were derived from sales to the Company's top three customers during those periods. The Company's largest customer, a Hong Kong-based natural products marketing and distribution company, accounted for approximately 3.0% and 31.1% of Cyanotech's net sales in the year ended March 31, 1995 and the nine months ended December 31, 1995, respectively. The Hong Kong-based company is a multilevel marketing organization which purchases the Company's packaged consumer products and sells them under a private label. The Company understands that the government of China, where the Hong Kong-based company distributes the vast majority of the products it purchases from the Company, is considering regulating multilevel marketing organizations. Any such regulation could result in reduced orders for the Company's products being placed by the Hong Kong-based company, which could in turn have a material adverse effect on the Company's business, financial condition and results of operations. The Company anticipates that sales to its largest customer will continue to represent a significant portion of its total net sales in the three months ending March 31, 1996 and in the year ending March 31, 1997, although there can be no assurance in this regard. The Company's second largest customer, a Canadian Spirulina marketing and distribution company, accounted for approximately 16.8% and 10.9% of Cyanotech's net sales in the year ended March 31, 1995 and the nine months ended December 31, 1995, respectively. The Company's third largest customer, a Dutch-based Spirulina marketing and distribution company, accounted for approximately 12.5% and 7.5% of Cyanotech's net sales in the year ended March 31, 1995 and the nine months ended December 31, 1995, respectively. The loss of, or significant adverse change in, the relationship between the Company and its largest customer or any other major customer would have a material adverse effect on the Company's business, financial condition and results of operations. The loss of, or reduction in orders from, any significant customer, losses arising from customer disputes regarding shipments, fees, product condition or related matters, or the Company's inability to collect accounts receivable from any major customer could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Customers."

    A majority of the Company's net sales are derived from the Company's bulk SPIRULINA PACIFICA products, which have lower associated gross profit (measured in dollars) but higher associated gross margin (measured as a percentage of net sales) than the Company's packaged consumer products. Accordingly, an increase in the percentage of net sales attributable to bulk products would increase the Company's gross margin. Conversely, an increase in the percentage of the Company's net sales attributable to the Company's packaged consumer products would decrease its gross margin but likely increase gross profit. The Company expects that its product mix will vary from period to period, and a decrease in orders from a customer such as the Company's largest current customer which purchases only packaged consumer products could require the Company to reallocate greater portions of its production capacity to its bulk SPIRULINA PACIFICA products. In such event, the Company expects that its gross margin would be favorably impacted but that its earnings would be adversely affected.

RISKS ASSOCIATED WITH EXPANSION INTO ADDITIONAL MARKETS AND PRODUCT DEVELOPMENT

    Other than its Spirulina and phycobiliprotein products, the Company currently has no products available for commercial sale. The Company believes that its future success is substantially dependent on the expansion of the worldwide Spirulina market and the Company's ability to successfully develop and commercialize new products and penetrate new markets. For example, the Company is currently conducting pilot production work on natural astaxanthin, a red pigment principally used in the aquaculture industry to impart pink color to the flesh of pen-raised fish and shrimp. Natural astaxanthin is a new product for the Company and many production issues must be resolved prior to commercial production. The Company's future product plans also include a genetically engineered mosquitocide and natural food colorings. There can be no assurance that the Company can successfully develop these or any other additional products, that any such products will be capable of being produced in commercial quantities at reasonable cost, or that any such products will achieve market acceptance. The Company has little experience marketing its products directly and is generally dependent on the marketing skills and efforts of third parties. There can be no assurances as to whether the marketing efforts of such third parties will be successful or whether such third parties will eventually compete with the Company or assist the Company's competitors. Many other companies have significantly greater marketing and product development experience and resources to devote to marketing and product development than the Company. The Company has entered into, and expects to enter into additional, selected strategic alliances with third parties for product development and marketing. There can be no assurances regarding the performance of such third parties, or the overall success, if any, of such strategic alliances. The inability of the Company to successfully develop or commercialize these or any additional products would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products Under Development."

CONCENTRATION OF PRODUCTION CAPACITY; RELIANCE ON CLIMATE CONDITIONS

    All of the Company's production capacity is located at its Kailua-Kona, Hawaii facility, on property leased from the State of Hawaii and which is situated on a 200-year-old lava flow adjacent to a dormant volcano. The Company maintains minimal finished goods inventory. In the event that production at or transportation from such facility were interrupted by fire, volcanic eruption, earthquake, tidal wave, hurricane, or other natural disaster, work stoppage, termination or suspension of the Company's facility lease by the State of Hawaii for public use or similar purposes, other regulatory actions or any other cause, the Company would be unable to continue to produce its products at such facility. Such an interruption would materially and adversely affect the Company's business, financial condition and results of operations. See "Business -- Manufacturing" and "-- Properties."

    Due to the importance of sunlight and a consistent warm temperature for microalgae growth, the Company's production is significantly affected by weather patterns and seasonal weather changes. For example, the Company estimates that its ponds are up to approximately 20% less productive between the months of November and February due to fewer daylight hours and lower temperatures than during other months of the year. Any unseasonably cool or cloudy weather would adversely impact the Company's production and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results."

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends to a significant extent upon the continued service of Gerald R. Cysewski, its President and Chief Executive Officer, and other members of the Company's executive management and the loss of any of such key executives could have a material adverse effect on the Company's business, financial condition or results of operations. Furthermore, the Company's future performance depends on its ability to identify, recruit and retain key management personnel. The competition for such personnel is intense, and there can be no assurance the Company will be successful in such efforts. The Company is also dependent on its ability to continue to attract, retain and motivate production, distribution, sales and other personnel, of which there can be no assurance. The failure to attract and retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

RISKS ASSOCIATED WITH MANAGING EXPANDING OPERATIONS

    Since 1992 the Company has experienced substantial growth in its revenues and operations, and has undergone substantial changes in its business that have placed significant demands on the Company's management, working capital and financial and management control systems. The Company's current expansion plans also may place a significant strain on the Company's management, working capital and financial and management control systems. Failure to upgrade the Company's operating, management and financial control systems or difficulties encountered during such upgrades could adversely affect the Company's business, financial condition and results of operations. Although the Company believes that its systems and controls are adequate to address its current needs, there can be no assurance that such systems will be adequate to address future expansion of the Company's business. The Company's results of operations will be adversely affected if revenues do not increase sufficiently to compensate for the increase in operating expenses resulting from any expansion and there can be no assurance that any expansion will be profitable or that it will not adversely affect the Company's results of operations. In addition, the success of any future expansion plans will depend in part upon the Company's ability to continue to improve and expand its management and financial control systems, to attract, retain and motivate key personnel, and to raise additional required capital. There can be no assurance that the Company will be successful in these regards.

COMPETITION

    The Company's SPIRULINA PACIFICA products compete with a variety of vitamins, dietary supplements, other algal products and similar nutritional products available to consumers. The nutritional products market is highly competitive. It includes international, national, regional and local producers and distributors, many of whom have greater resources than the Company, and many of whom offer a greater variety of products. The Company believes that its direct competition in the Spirulina market currently is from Dainippon Ink and Chemical's Earthrise Farms facility in California. To a lesser extent, the Company competes with numerous smaller farms in China, India, Thailand, Brazil and South Africa. The Company's packaged consumer products marketed under its Nutrex brand also compete with products marketed by health food manufacturing customers of the Company who purchase bulk Spirulina from the Company and package it for retail sales. A large Spirulina production facility located in Mexico, which has been closed since 1993, may reopen. Should this facility resume production in substantial quantities, the Company will encounter increased competition.

    In addition to other Spirulina based products, SPIRULINA PACIFICA competes in certain markets with other "green superfoods," such as Chlorella (a green microalgae with sales primarily in Japan), APHAMIZOMENON (a blue-green algae harvested from an eutrophic lake in Oregon with sales primarily through multilevel marketing) and cereal grasses such as barley, wheat and kamut. In addition, major food and beverage companies may become more active in the nutritional products business, either directly or through the acquisition of smaller companies. A decision by another company to focus on the Company's existing or target markets or a substantial increase in the overall supply of Spirulina could have a material adverse effect on the Company's business, financial condition and results of operations. While the Company believes that it competes favorably on factors such as quality, brand name recognition and loyalty, the Company's SPIRULINA

PACIFICA products have typically been sold at prices higher than other Spirulina products. There can be no assurance that the Company will not experience competitive pressure, particularly with respect to pricing, that could adversely affect its business, financial condition and results of operations.

    The products being developed by Cyanotech will compete with both synthetic and natural products on the basis of price and quality. The Company's future competitors may include major chemical and specialized biotechnology companies, many of which have financial, technical and marketing resources significantly greater than those of Cyanotech. Cyanotech believes that its proprietary technology combined with the metabolic diversity and high productivity of microalgae will allow the Company to compete in large market areas against large companies, although there can be no assurance in this regard.

    The Company's natural astaxanthin product, if successfully developed, will compete directly against synthetic astaxanthin produced and marketed worldwide by Hoffman LaRoche. The Company believes that there are no other significant producers of astaxanthin. Although the Company is unaware of any studies indicating that natural astaxanthin has any benefits not otherwise provided by synthetic astaxanthin, it believes there is consumer demand for a natural astaxanthin product. See "Business -- Competition."

DEPENDENCE ON PROPRIETARY TECHNOLOGY

    Although the Company regards its proprietary technology, trade secrets, trademarks and similar intellectual property as critical to its success and relies on a combination of trade secret, contract, patent, copyright and trademark law to establish and protect its rights in its products and technology, there can be no assurance that the Company will be able to protect its technology adequately or that competitors will not be able to develop similar technology independently. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as the laws of the United States. Cyanotech has had one United States patent issued to it. Litigation in the United States or abroad may be necessary to enforce the Company's patent or other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation, even if successful, could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, results of operations and financial condition. Additionally, although currently there are no pending claims or lawsuits that have been brought against the Company, if any such claims are asserted against the Company, the Company may seek to obtain a license under the third party's intellectual property rights. There can be no assurance however, that a license would be available on terms acceptable or favorable to the Company, if at all.

    While the disclosure and use of Cyanotech's know-how and trade secrets are generally controlled under agreements with the parties involved, there can be no assurance that all confidentiality agreements will be honored, that others will not independently develop equivalent technology, that disputes will not arise concerning the ownership of intellectual property, or that dissemination of the Company's trade secrets will not occur. The Company anticipates that it may in the future apply for additional patents on certain aspects of its technology. No assurance can be given that its patent applications will issue as patents or that any patent now or to be issued will provide the Company with preferred positions with respect to the covered technology. Additionally, there can be no assurance that any patent issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide adequate protection to the Company's products. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or, if patents are issued to the Company, design around the patents issued to the Company. See "Business -- Patents, Licenses and Trademarks."

VOLATILITY OF STOCK PRICE

    The Company's stock price has been, and is likely to continue to be, highly volatile. The market price of the Common Stock has fluctuated substantially in recent periods, rising from $1 1/8 on March 24, 1995, to a high of $14 7/8 at November 27, 1995, to $6.75 at February 14, 1996. Future announcements concerning the Company or its competitors, quarterly variations in operating results, introduction of new products or changes in product pricing policies by the Company or its competitors, changes in market demand for Spirulina, acquisition or loss of significant customers, weather patterns and other acts of nature that may affect or be perceived to affect the Company's production capability, or changes in earnings estimates by analysts, among other factors, could cause the market price of the Common Stock to fluctuate substantially. In addition, stock markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock. There can be no assurance that the market price of the Common Stock will not decline below the public offering price. See "Price Range of Common Stock and Dividend Policy."

RISK OF PRODUCT LIABILITY

    Use of the Company's products and potential products in human consumption may expose the Company to liability claims from the use of such products, although the Company has not been subject to any such claims to date. Although the Company conducts regular quality assurance tests, there can be no assurance that the Company's products will not suffer contamination at the Company's facilities or in the distribution channel, which could in turn cause injury to consumers. Although the Company does not have any reason to believe that natural beta carotene increases health risks, one large scale study released in January 1996 indicated that among smokers and persons who worked with asbestos, users of synthetic beta carotene suffered a higher incidence of death from lung cancer and heart disease. The Company maintains product liability insurance in limited amounts for products involving human consumption. However, there can be no assurance that the Company's insurance will be adequate or will remain available to cover any liabilities arising from use of the Company's current or future products. A contamination problem, product liability claim or recall of products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Product Liability and Legal Proceedings."

RISKS ASSOCIATED WITH INTERNATIONAL SALES

    In the years ended March 31, 1994 and 1995 and the nine months ended December 31, 1995, international sales accounted for approximately 32%, 42% and 56%, respectively, of the Company's net sales. The Company expects that international sales will continue to represent a significant portion of its revenue. The Company's business, financial condition and results of operations may be materially adversely affected by any difficulties associated with managing accounts receivable from international customers, tariff regulations, imposition of governmental controls, political and economic instability or other trade restrictions. Although the Company's international sales are currently denominated in United States dollars, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in the affected country, leading to a reduction in sales in that country. Additionally, the Company's largest customer resells the Company's products principally in mainland China, and thus the Company is exposed to political, legal, economic and other risks and uncertainties associated with doing business in China. See "-- Customer Concentration and Risks Associated with Changes in Product Mix," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Marketing and Sales" and "-- Distribution."

HISTORY OF LOSSES; FLUCTUATIONS IN OPERATING RESULTS

    The Company was formed in 1983 and did not become profitable on an annual basis until fiscal 1992. As of December 31, 1995, the Company's accumulated deficit was $5.4 million. There can be no assurance that the Company will be consistently profitable on either a quarterly or an annual basis. The Company has experienced quarterly fluctuations in operating results and anticipates that these fluctuations may continue in future periods. Future operating results may fluctuate as a result of new product introductions, weather patterns, the mix between sales of bulk products and packaged consumer products, start-up costs associated with new facilities, expansion into new markets, sales promotions, competition, increased energy costs, the announcement or introduction of new products by the Company's competitors, changes in the Company's customer mix, and overall trends in the market for Spirulina products. While a significant portion of the Company's expense levels are relatively fixed, and the timing of increases in expense levels is based in large part on the Company's forecasts of future sales, if net sales are below expectations in any given period, the adverse impact on results of operations may be magnified by the Company's inability to adjust spending quickly enough to compensate for the sales shortfall. The Company may also choose to reduce prices or increase spending in response to market conditions, which may have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results."

POTENTIAL DIFFICULTY IN OBTAINING FDA AND OTHER GOVERNMENT APPROVALS

    The Company's products, potential products and its manufacturing and research activities are subject to varying degrees of regulation by a number of government authorities in the United States and other countries, including the Food and Drug Administration (the "FDA") pursuant to the Federal Food, Drug and Cosmetic Act. Each line of products that is or may be marketed by the Company, its licensees or its collaborators can present unique regulatory problems and risks, depending on the product type, uses and method of manufacture. The FDA regulates, to varying degrees and in different ways, dietary supplements, nutritional products and diagnostic and pharmaceutical products, including their manufacture, labeling, marketing and advertising. Generally, prescription pharmaceuticals and certain types of diagnostic products are regulated more rigorously than foods, such as dietary supplements. The Company is also subject to other federal, state and foreign laws, regulations and policies with respect to labeling of its products, importation of organisms, and occupational safety, among others. Federal, state and foreign laws, regulations and policies are always subject to change and depend heavily on administrative policies and interpretations. The Company works with foreign distributors in its compliance with foreign laws, regulations and policies. There can be no assurance that any changes with respect to federal, state and foreign laws, regulations and policies, and, particularly with respect to the FDA or other such regulatory bodies, with possible retroactive effect, will not have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's Spirulina manufacturing processes and the Company's contract bottlers are required to adhere to current Good Manufacturing Practices ("cGMP") as prescribed by the FDA. The Company believes that it is currently in compliance with all applicable cGMP regulations. Such regulations specify component and product testing standards, quality assurance requirements, and records and other documentation controls. Compliance with relevant cGMP requirements can be onerous and time consuming, and there can be no assurance that the Company can continue to meet relevant FDA manufacturing requirements for existing products or meet such requirements for any future products. Ongoing compliance with cGMP and other applicable regulatory requirements are monitored through periodic inspections by state and federal agencies, including the FDA and the Hawaii Department of Health and comparable agencies in other countries. A determination that the Company is in violation of cGMP and other regulations could lead to the imposition of civil penalties, including fines, product recalls or product seizures, and potentially criminal sanctions.

    Cyanotech's current food supplement and immunological diagnostic products do not require clearance of the FDA. However, the Company's manufacturing process is regulated under cGMP and is inspected periodically by the Hawaii State Department of Health and the FDA. The Company's processing facility is also inspected annually for organic certification by Quality Assurance International and for Kosher certification by the Kosher Overseers Association.

    Cyanotech's proposed astaxanthin product will need FDA clearance in the United States. The Company believes that obtaining such clearance could be a lengthy process. The Company believes that no regulatory approval is required for use of astaxanthin in major markets outside the United States. The Company's proposed genetically engineered mosquitocide will require clearance of the Environmental Protection Agency with respect to efficacy and toxicity for use in the United States. The Company's potential natural food coloring products may require FDA clearance. There can be no assurance that any of the Company's potential products will satisfy applicable regulatory requirements. See "Business -- Government Regulation."

CONTROL BY OFFICERS AND DIRECTORS

    The Company's officers and directors and their affiliates will, in the aggregate, control approximately 39.8% of the voting power of the capital stock of the Company upon completion of this offering. As a result, in certain circumstances, these stockholders acting together may be able to determine matters requiring approval of the stockholders of the Company, including the election of the Company's directors, or they may delay, defer or prevent a change in control of the Company. In addition, Eva R. Reichl, a director of the Company, has the contractual right to nominate one person for election as a director. See "Certain Transactions," "Principal Stockholders" and "Description of Capital Stock."

EFFECT OF ANTI-TAKEOVER PROVISIONS

    The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock, 734,977 of which are currently outstanding and designated as Series C Preferred Stock, and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock. The consent of holders of a majority of the outstanding shares of Series C Preferred Stock is required to change the powers, preferences or rights of such shares, sell all or substantially all of the Company's assets or merge the Company. Such rights could have the effect of delaying, deferring or preventing a change in control of the Company. While the Company has no present intention to issue additional shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with the possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company and entrenching existing management. In addition, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company is also subject to the anti-takeover provisions of Sections
78.411 through 78.444 of the Nevada Revised Statutes, which restrict certain "combinations" with "interested stockholders" unless certain conditions are met. By delaying and deterring unsolicited takeover attempts, these provisions could adversely affect prevailing market prices for the Company's Common Stock. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of shares of Common Stock in the public market following the offering could have an adverse impact on the market price of the Common Stock. After the closing of this offering, 7,209,212 shares of Common Stock, including the 1,500,000 shares offered hereby, will be freely tradable without restriction under the Securities Act. Of the 13,732,460 shares of Common Stock held by the existing stockholders (assuming conversion of the Company's Series C Preferred Stock), 7,460,748 shares are subject to lock-up agreements with the Underwriters. The directors, executive officers and stockholders of the Company who hold such shares have agreed, subject to certain limited exceptions, not to offer, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable for, or any rights to purchase or acquire, Common Stock owned by them for the 120-day period after the closing of this offering without the prior written consent of Van Kasper & Company. After the expiration of the lock-up period, the shares subject to such lock-up agreements will become eligible for sale subject, with respect to approximately 6,611,018 of those shares, to the provisions of Rule 144. The Company has reserved 400,000 shares of Common Stock for issuance under the 1995 Stock Option Plan, options to purchase 101,000 shares of which have been granted. The Company also has outstanding options to purchase 213,475 shares, which options were granted under the 1985 Incentive Stock Option Plan. In addition, the Company has options outstanding to purchase 9,000 shares under the 1994 Non-Employee Directors Stock Option and Stock Grant Plan and other non-qualified options outstanding to purchase 102,000 shares of Common Stock. The Company has filed registration statements under the Securities Act covering an aggregate of 800,000 shares of Common Stock issuable under the Company's 1995 Stock Option Plan and 1985 Incentive Stock Option Plan. Shares issued upon the exercise of stock options or previously issued on exercise, generally will be available for sale in the open market subject to Rule 144 volume limitations applicable to affiliates and the lock-up agreements with Van Kasper & Company described above. No predictions can be made as to the effect, if any, that market sales of Common Stock or the availability of Common Stock for sale will have on the market price prevailing from time to time. Sale of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company are estimated to be approximately $8.9 million at an assumed offering price of $6.75 per share, the last reported sale price of the Common Stock on The Nasdaq SmallCap Market on February 14, 1996. Since 1993, the Company has been capacity-constrained, with demand for its bulk SPIRULINA PACIFICA products exceeding the Company's production capabilities. Accordingly, the Company has not been able to accept any major new customers since March 1995. The Company intends to use approximately $4 million of the net proceeds of the offering to construct additional culture ponds and related processing facilities in order to increase the production of SPIRULINA PACIFICA products. The balance of the net proceeds are expected to be used as follows: (i) construction of a facility and culture ponds for the production of natural astaxanthin, (ii) construction of a laboratory/warehouse, and (iii) construction of a cogeneration facility. The remainder of the net proceeds will be used for working capital and general corporate purposes.

    Pending such uses, the Company intends to invest the net proceeds from  this
offering   in  short-term  interest-bearing   securities,  including  government
obligations and money market instruments.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The following table sets forth the high and low bid quotation per share of the Company's Common Stock on The Nasdaq SmallCap Market for the periods indicated. Quotations from The Nasdaq SmallCap Market are from the Nasdaq Monthly Statistical Summary Report, and reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market.

                                                                            HIGH        LOW
                                                                          ---------  ---------
Year ended March 31, 1994
  First Quarter.........................................................  1 7/8      1 3/16
  Second Quarter........................................................  1 3/8      1 1/8
  Third Quarter.........................................................  1 9/16     1
  Fourth Quarter........................................................  1 1/2      1
Year ended March 31, 1995
  First Quarter.........................................................  1 1/8      13/16
  Second Quarter........................................................  1 5/8      15/16
  Third Quarter.........................................................  1 1/2      1 1/4
  Fourth Quarter........................................................  1 3/8      1 1/16
Year ending March 31, 1996
  First Quarter.........................................................  1 3/8      1 1/16
  Second Quarter........................................................  3 3/8      1 1/8
  Third Quarter.........................................................  14 7/8     5 1/8
  Fourth Quarter (through February 14, 1996)............................  11 3/8     6 3/8

    As of December 31, 1995, there were approximately 1,445 holders of record of the Company's Common Stock. On February 14, 1996, the last reported sale price of the Common Stock on The Nasdaq SmallCap Market was $6.75 per share.

    The Company has never declared or paid cash dividends on its Common Stock. Holders of Series C Preferred Stock are entitled to cumulative annual dividends at the rate of $.40 per share if and when declared by the Board of Directors. The Company may not pay dividends on the Common Stock until it has paid accumulated dividends on the Series C Preferred Stock. Cumulative dividends in arrears on the Series C Preferred Stock as of December 31, 1995 amounted to $1.9 million ($2.563 per share). The Company currently intends to retain all of its earnings for use in its business and does not anticipate paying any cash dividends on its Series C Preferred Stock or Common Stock in the foreseeable future. See "Description of Capital Stock."

                                 CAPITALIZATION

    The following table sets forth (i) the capitalization of the Company as of December 31, 1995, (ii) the pro forma capitalization of the Company as of December 31, 1995, assuming full conversion of all outstanding shares of Series A Preferred Stock into shares of Common Stock, and (iii) the pro forma capitalization of the Company as of December 31, 1995, as adjusted to reflect the sale by the Company of 1,500,000 shares of Common Stock pursuant to this offering and the receipt and application by the Company of the estimated net proceeds therefrom, assuming a public offering price of $6.75 per share (the last reported sale price of the Common Stock on The Nasdaq SmallCap Market on February 14, 1996) and after deducting the estimated underwriting discount and estimated offering expenses. The capitalization information set forth in the table below is qualified by the more detailed consolidated financial statements and notes thereto included elsewhere in this Prospectus and should be read in conjunction with such consolidated financial statements and notes.

                                                                                          DECEMBER 31, 1995
                                                                                 -----------------------------------
                                                                                                          PRO FORMA
                                                                                  ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                 ---------  -----------  -----------
                                                                                           (IN THOUSANDS)
Long-term liabilities, net of current portion..................................  $     908   $     908    $     908
                                                                                 ---------  -----------  -----------
Stockholders' equity:
Preferred Stock, $0.001 par value, 5,000,000 shares authorized
  Series A, 12% cumulative; 1,250,000 shares issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted;
   liquidation value $0.40 per share plus unpaid accumulated dividends.........          1      --           --
  Series C, 8% cumulative, convertible; 734,977 shares issued and outstanding, actual, pro forma and pro forma as adjusted; liquidation value $5.00 per
   share plus unpaid accumulated dividends.....................................          1           1            1
Common Stock, $0.005 par value, 18,000,000 shares authorized; 9,807,575 shares issued and outstanding, actual; 10,057,575 shares issued and outstanding, pro
 forma; 11,557,575 shares issued and outstanding, pro forma as adjusted (1)....         49          50           58
Additional paid-in capital.....................................................     12,720      12,720       21,638
Accumulated deficit............................................................     (5,400)     (5,400)      (5,400)
                                                                                 ---------  -----------  -----------
  Total stockholders' equity...................................................      7,371       7,371       16,297
                                                                                 ---------  -----------  -----------
    Total capitalization.......................................................  $   8,279   $   8,279    $  17,205
                                                                                 ---------  -----------  -----------
                                                                                 ---------  -----------  -----------

(1) Excludes 3,674,885 shares of Common Stock which are issuable upon conversion of the Company's Series C Preferred Stock. Also excludes as of December 31, 1995 (i) 997,000 shares of Common Stock reserved for issuance upon exercise of outstanding warrants, (ii) 400,000 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan, of which options to purchase 101,000 shares are outstanding, (iii) 213,475 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding options under the Company's 1985 Incentive Stock Option Plan, (iv) 89,000 shares of Common Stock reserved for issuance under the Company's 1994 Non-Employee Directors Stock Option and Stock Grant Plan, of which options to purchase 9,000 shares of Common Stock are outstanding, and (v) 102,000 shares of Common Stock issuable upon exercise of other non-qualified options to purchase Common Stock. See "Management -- Stock Option Plan," "Certain Transactions" and "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth for the periods indicated selected consolidated financial data for the Company. The consolidated statement of income data for the years ended March 31, 1994 and 1995 and the consolidated balance sheet data at March 31, 1994 and 1995 have been derived from the Company's consolidated financial statements, which have been audited by KPMG
Peat Marwick LLP, independent certified public accountants. The following selected consolidated financial and operating data are qualified by the more detailed consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus and should be read in conjunction with such consolidated financial statements and notes and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The consolidated statement of income data for the nine-month periods ended December 31, 1994 and 1995 and the consolidated balance sheet data at December 31, 1995 are derived from unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the nine months ended December 31, 1995 are not necessarily indicative of results to be expected for the full year.

                                                                        YEAR ENDED MARCH 31,   NINE MONTHS ENDED
                                                                                                  DECEMBER 31,
                                                                        --------------------  --------------------
                                                                          1994       1995       1994       1995
                                                                        ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME DATA
Net sales.............................................................  $   2,697  $   4,150  $   2,921  $   5,972
  Cost of sales.......................................................      1,495      2,275      1,582      2,784
                                                                        ---------  ---------  ---------  ---------
Gross profit..........................................................      1,202      1,875      1,339      3,188
                                                                        ---------  ---------  ---------  ---------
Operating expenses:
  Research and development............................................         59        171         93        243
  General and administrative..........................................        604        685        504        862
  Sales and marketing.................................................        319        301        208        302
                                                                        ---------  ---------  ---------  ---------
    Total operating expenses..........................................        982      1,157        805      1,407
                                                                        ---------  ---------  ---------  ---------
    Income from operations............................................        220        718        534      1,781
                                                                        ---------  ---------  ---------  ---------
Other income (expense):
  Interest income.....................................................         13         17         12         19
  Interest expense....................................................        (16)       (27)       (19)       (63)
  Other income, net...................................................         22         98         13     --
  Proportionate share of loss of joint venture........................        (35)       (37)       (37)    --
                                                                        ---------  ---------  ---------  ---------
    Total other income (expense)......................................        (16)        51        (31)       (44)
                                                                        ---------  ---------  ---------  ---------
    Net income before income taxes....................................        204        769        503      1,737
    Provision for income taxes........................................     --         --         --              8
                                                                        ---------  ---------  ---------  ---------
    Net income........................................................  $     204  $     769  $     503  $   1,729
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
    Net income per common share.......................................  $    0.02  $    0.05  $    0.04  $    0.12
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Weighted average number of common shares and common share
 equivalents..........................................................     13,330     13,589     13,907     14,452

                                                                                       MARCH 31,
                                                                                  --------------------  DECEMBER 31,
                                                                                    1994       1995         1995
                                                                                  ---------  ---------  -------------
                                                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital.................................................................  $     870  $     600    $   1,004
Equipment and leasehold improvements, net.......................................      3,365      4,635        7,204
Total assets....................................................................      5,132      6,212        9,649
Stockholders' equity............................................................      4,160      5,104        7,371

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Substantially all of the Company's resources are currently dedicated to the production of SPIRULINA PACIFICA, a nutritional microalgae. The Company sells SPIRULINA PACIFICA to health food manufacturers, health food distributors and retail consumers on a worldwide basis. Through the application of its Integrated Culture Biology Management ("ICBM") technology, the Company maintains continuous algae cultures and produces a new crop from each of its 45 algal culture ponds (aggregating approximately 28 acres) approximately every week on average. For the year ended March 31, 1994, with an average of 17 culture ponds in operation (aggregating approximately 10 acres), the Company had net sales of $2,697,000 and net income of $204,000. For the year ended March 31, 1995, with an average of 25 culture ponds in operation (aggregating approximately 15 acres), the Company had net sales of $4,150,000 and net income of $769,000.

    Since 1993 the Company has been capacity-constrained, with demand for its bulk SPIRULINA PACIFICA products exceeding the Company's production capabilities. Historically, a majority of the Company's net sales have been derived from the Company's bulk SPIRULINA PACIFICA products, which have lower associated gross profit (measured in dollars) but higher associated gross margin (measured as a percentage of net sales) than the Company's packaged consumer products. Accordingly, an increase in the percentage of net sales attributable to bulk SPIRULINA PACIFICA products would increase the Company's gross margin. Conversely, an increase in the percentage of the Company's net sales attributable to the Company's packaged consumer products would decrease its gross margin but likely increase gross profit. The Company expects that its product mix will vary from period to period, and a decrease in orders from a customer such as the Company's largest current customer which purchases only packaged consumer products could require the Company to reallocate greater portions of its production capacity to its bulk SPIRULINA PACIFICA products. In such event, the Company expects that its gross margin would be favorably impacted but that its earnings would be adversely affected. See "Risk Factors -- Product Concentration and Product Mix."

    The Company is currently producing SPIRULINA PACIFICA at full capacity and, with a portion of the net proceeds of this offering, is planning to significantly increase the rate of production by late 1996. There can be no assurance that the favorable supply/demand characteristics of the market for SPIRULINA PACIFICA will continue. In order to meet the increasing demand for the Company's Spirulina products, the Company completed construction of six additional 36,000 square foot algal culture ponds during December 1995, bringing the total number of ponds to 45. The Company is currently constructing six additional such ponds and installing the associated equipment. This work is expected to be completed by late February 1996 and full production attained by early March 1996. The Company intends to undertake a substantial pond expansion project that is currently scheduled to be completed in late 1996 with a portion of the net proceeds from this offering.

    Using a portion of the net proceeds of this offering, the Company plans to begin construction of a natural astaxanthin production facility in mid-1996.

RESULTS OF OPERATIONS

    The following table sets forth certain consolidated statement of income data as a percentage of net sales for the periods indicated:

                                                                               NINE MONTHS ENDED
                                                        YEAR ENDED MARCH 31,
                                                                                  DECEMBER 31,
                                                        --------------------  --------------------
                                                          1994       1995       1994       1995
                                                        ---------  ---------  ---------  ---------
Net sales.............................................      100.0%     100.0%     100.0%     100.0%
  Cost of sales.......................................       55.4       54.8       54.2       46.6
                                                        ---------  ---------  ---------  ---------
Gross profit..........................................       44.6       45.2       45.8       53.4
                                                        ---------  ---------  ---------  ---------
Operating expenses:
  Research and development............................        2.2        4.1        3.2        4.1
  General and administrative..........................       22.4       16.5       17.2       14.4
  Sales and marketing.................................       11.8        7.3        7.1        5.1
                                                        ---------  ---------  ---------  ---------
    Total operating expenses..........................       36.4       27.9       27.5       23.6
                                                        ---------  ---------  ---------  ---------
    Income from operations............................        8.2       17.3       18.3       29.8
                                                        ---------  ---------  ---------  ---------
Other income (expense):
  Interest income.....................................        0.4        0.4        0.4        0.3
  Interest expense....................................       (0.5)      (0.7)      (0.6)      (1.0)
  Other income, net...................................        0.8        2.4        0.4     --
  Proportionate share of loss of joint venture........       (1.3)      (0.9)      (1.3)    --
                                                        ---------  ---------  ---------  ---------
    Total other income (expense)......................       (0.6)       1.2       (1.1)      (0.7)
                                                        ---------  ---------  ---------  ---------
    Net income before income taxes....................        7.6       18.5       17.2       29.1
    Income taxes......................................     --         --         --           (0.1)
                                                        ---------  ---------  ---------  ---------
    Net income........................................        7.6%      18.5%      17.2%      29.0%
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------

NINE MONTHS ENDED DECEMBER 31, 1995 AND 1994

  NET SALES

    Net sales for the nine months ended December 31, 1995 increased 104.5% to $5,972,000 from $2,921,000 for the comparable period in 1994. The increase is attributable to increased prices, increased sales of bulk Spirulina powder and tablets and increased sales of packaged consumer products. The increased production is a result of the Spirulina production expansions that were completed in October 1994 and May 1995. Due to the Company's capacity constraints, it has not been able to accept any major new customers since March 1995. However, approximately $1,982,000 of the period to period increase resulted from increased sales to the Company's largest customer, a Hong Kong-based natural products marketing and distribution company which purchases packaged consumer products for private label resale. See "Risk Factors -- Customer Concentration and Risks Associated with Changes in Product Mix."

    International sales represented 56% and 39% of total net sales for the nine months ended December 31, 1995 and 1994, respectively. The increase is attributable principally to the Company's increasing emphasis on developing international markets and higher sales of packaged consumer products into Asian retail markets.

  GROSS PROFIT

    Gross profit represents net sales less the cost of goods sold, which includes the cost of materials, manufacturing overhead costs, direct labor expenses and depreciation and amortization. The Company's gross profit increased 138.1% to $3,188,000 for the nine months ended December 31, 1995 from $1,339,000 in the comparable period of 1994. The Company's gross margin was 53.4% for the nine months ended

December 31, 1995 compared to 45.8% for the comparable period of 1994. The increase in gross margin was primarily attributable to higher prices and higher production levels resulting in the absorption of fixed manufacturing overhead costs over a significantly increased sales volume during the period.

  OPERATING EXPENSES

    Operating expenses were $1,407,000 for the nine months ended December 31, 1995, an increase of 74.8% from $805,000 in the comparable period of the prior year, and represented 23.6% of net sales compared to 27.5% of net sales for the nine months ended December 31, 1994. The improvement as a percentage of net sales was due to increased sales for the nine months ended December 31, 1995.

    RESEARCH AND DEVELOPMENT. Research and development expense increased to $243,000, or 4.1% of net sales, for the nine months ended December 31, 1995, from $93,000 or 3.2% of net sales, for the nine months ended December 31, 1994. The increase from the prior period was primarily the result of the research work done on natural beta carotene products for the joint venture partnership with Hauser Chemical Research, Inc. ("Hauser") and on natural astaxanthin. Research and development costs are expected to increase further during the remainder of the year ending March 31, 1996, and increase substantially during future years as the Company continues work on the development of natural astaxanthin, genetically engineered mosquitocide and other algae products.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $862,000, or 14.4% of net sales, for the nine months ended December 31, 1995, from $504,000, or 17.2% of net sales, for the comparable period of the prior year. This increase in absolute dollars was due to the payment of associate incentive bonuses indexed to the Company's profitability during the nine months ended December 31, 1995, higher insurance costs and compensation expense associated with grants of Common Stock to non-employee directors.

    SALES AND MARKETING. Sales and marketing expenses increased to $302,000 or 5.1% of net sales, for the nine months ended December 31, 1995, from $208,000, or 7.1% of net sales, for the comparable period of the prior year. The increase was primarily due to higher payroll and travel expenditures. The Company anticipates that sales and marketing expenses will increase during the remainder of the year ending March 31, 1996 and in future years as the Company increases its marketing efforts both domestically and internationally.

  PROPORTIONATE SHARE OF LOSS FROM JOINT VENTURE

    Proportionate share of loss from joint venture represents the Company's 50% ownership interest in a joint venture with Acquasearch, Inc. for the development of astaxanthin. The loss in the nine months ended December 31, 1994 represents services and facilities and equipment use that was contributed to the joint venture by the Company. The joint venture was terminated in November 1994 by mutual consent and the Company has no further obligation under the joint venture arrangement.

  INCOME TAXES

    The tax provision of $7,500 for the nine months ended December 31, 1995 represents estimated alternative minimum taxes payable. The Company made no provision for income taxes for the nine months ended December 31, 1994 due to the utilization of tax net operating loss carry forwards. As of March 31, 1995, tax net operating loss and tax credit carryforwards amounted to $6.8 million and $140,000, respectively. Subject to certain limitations and differences between federal and state tax laws, the Company expects to apply these carryforwards to taxable income and/or income taxes in the year ending March 31, 1996 and in future years until such carryforwards are fully utilized or expire unutilized.

YEARS ENDED MARCH 31, 1995 AND 1994

  NET SALES

    Net sales for the year ended March 31, 1995 were $4,150,000, a 54% increase over net sales of $2,697,000 for the year ended March 31, 1994. The increase in net sales during the year ended March 31, 1995 was due primarily to price increases and significantly higher production and sales of bulk Spirulina powder and tablets. The increased production was the result of Spirulina production expansions that were completed in March and October of 1994.

    International sales represented 42% and 32% of total net sales for the years ended March 31, 1995 and 1994, respectively. This increase reflects the Company's increasing emphasis on developing international markets.

  GROSS PROFIT

    Gross profit increased 56.0% to $1,875,000 for the year ended March 31, 1995 from $1,202,000 for the year ended March 31, 1994. The slight increase in gross margin to 45.2% for the year ended March 31, 1995 from 44.6% for the year ended March 31, 1994 was due primarily to higher prices and higher production levels.

  OPERATING EXPENSES

    Operating expenses were $1,157,000 for the year ended March 31, 1995, an increase of 17.8% from $982,000 in the prior year. These expenses represented 27.9% and 36.4% of net sales for the years ended March 31, 1995 and 1994, respectively.

    RESEARCH AND DEVELOPMENT. Expenditures for research and development during the year ended March 31, 1995 increased by 189.8% to $171,000 from the limited activity of the prior year primarily as a result of the research work being done for the joint venture partnership with Hauser.

    GENERAL AND ADMINISTRATIVE.   General and administrative expenses  increased
13.4% to $685,000 during the year ended March 31, 1995 primarily due to higher insurance and payroll expenditures.

    SALES AND  MARKETING.    Sales  and marketing  expenses  decreased  5.6%  to
$301,000 during the year ended March 31, 1995 from 1994 due to lower advertising and promotion expenditures associated with the Nutrex product line.

    Inflation during the years ended March 31, 1994 and 1995 and the nine months ended December 31, 1995 did not have a material impact on the Company's operations.

QUARTERLY RESULTS

    The following table sets forth certain unaudited quarterly financial data for the four quarters in the year ended March 31, 1995 and the first three quarters in the year ending March 31, 1996. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited consolidated financial statements contained herein and includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                          QUARTER ENDED
                                     ----------------------------------------------------------------------------------------
                                      JUNE 30,     SEPTEMBER 30,    DECEMBER 31,     MARCH 31,    JUNE 30,     SEPTEMBER 30,
                                        1994           1994             1994           1995         1995           1995
                                     -----------  ---------------  ---------------  -----------  -----------  ---------------
                                                                          (IN THOUSANDS)
CONSOLIDATED STATEMENT OF INCOME
 DATA:
Net sales..........................   $     930      $   1,043        $     948      $   1,229    $   1,568      $   2,056
  Cost of sales....................         516            525              539            695          790            943
                                          -----         ------            -----     -----------  -----------        ------
  Gross profit.....................         414            518              409            534          778          1,113
                                          -----         ------            -----     -----------  -----------        ------
Operating expenses:
  Research and development.........          24             30               39             78           69             89
  General and administrative.......         156            181              168            180          206            315
  Sales and marketing..............          65             69               75             92           85             87
                                          -----         ------            -----     -----------  -----------        ------
    Total operating expenses.......         245            280              282            350          360            491
                                          -----         ------            -----     -----------  -----------        ------
    Income from operations.........         169            238              127            184          418            621
                                          -----         ------            -----     -----------  -----------        ------
Other income (expense):
  Interest income..................           4              4                4              5            6              4
  Interest expense.................          (8)            (7)              (4)            (8)         (10)           (21)
  Other income, net................           9              1                3             85           (1)             1
  Proportionate share of loss of
   joint venture...................         (13)           (24)          --             --           --             --
                                          -----         ------            -----     -----------  -----------        ------
    Total other income (expense)...          (8)           (26)               3             82           (5)           (16)
                                          -----         ------            -----     -----------  -----------        ------
    Net income before income
     taxes.........................         161            212              130            266          413            605
    Provision for income taxes.....      --             --               --             --           --             --
                                          -----         ------            -----     -----------  -----------        ------
    Net income.....................   $     161      $     212        $     130      $     266    $     413      $     605
                                          -----         ------            -----     -----------  -----------        ------
                                          -----         ------            -----     -----------  -----------        ------


                                     DECEMBER 31,
                                         1995
                                     -------------

CONSOLIDATED STATEMENT OF INCOME
 DATA:
Net sales..........................    $   2,348
  Cost of sales....................        1,051
                                          ------
  Gross profit.....................        1,297
                                          ------
Operating expenses:
  Research and development.........           85
  General and administrative.......          341
  Sales and marketing..............          130
                                          ------
    Total operating expenses.......          556
                                          ------
    Income from operations.........          742
                                          ------
Other income (expense):
  Interest income..................            9
  Interest expense.................          (32)
  Other income, net................       --
  Proportionate share of loss of
   joint venture...................       --
                                          ------
    Total other income (expense)...          (23)
                                          ------
    Net income before income
     taxes.........................          719
    Provision for income taxes.....            8
                                          ------
    Net income.....................    $     711
                                          ------
                                          ------

    The following table sets forth certain consolidated statement of income data as a percentage of net sales for the periods indicated:

                                                                      QUARTER ENDED
                                 ----------------------------------------------------------------------------------------
                                  JUNE 30,     SEPTEMBER 30,    DECEMBER 31,     MARCH 31,    JUNE 30,     SEPTEMBER 30,
                                    1994           1994             1994           1995         1995           1995
                                 -----------  ---------------  ---------------  -----------  -----------  ---------------
Net sales......................       100.0%         100.0%           100.0%         100.0%       100.0%         100.0%
  Cost of sales................        55.5           50.3             56.9           56.6         50.4           45.9
                                      -----          -----            -----          -----        -----          -----
  Gross profit.................        44.5           49.7             43.1           43.4         49.6           54.1
                                      -----          -----            -----          -----        -----          -----
Operating expenses:
  Research and development.....         2.5            2.9              4.1            6.3          4.4            4.4
  General and administrative...        16.8           17.4             17.7           14.6         13.1           15.3
  Sales and marketing..........         7.0            6.6              7.9            7.5          5.4            4.2
                                      -----          -----            -----          -----        -----          -----
    Total operating expenses...        26.3           26.9             29.7           28.4         22.9           23.9
                                      -----          -----            -----          -----        -----          -----
    Income from operations.....        18.2           22.8             13.4           15.0         26.7           30.2
                                      -----          -----            -----          -----        -----          -----
Other income (expense):
  Interest income..............         0.4            0.4              0.4            0.4          0.4            0.3
  Interest expense.............        (0.9)          (0.7)            (0.4)          (0.6)        (0.6)          (1.0)
  Other income, net............         1.0            0.1              0.3            6.9         (0.1)        --
  Proportionate share of loss
   of joint venture............        (1.4)          (2.3)          --             --           --             --
                                      -----          -----            -----          -----        -----          -----
    Total other income
     (expense).................        (0.9)          (2.5)             0.3            6.6         (0.4)          (0.8)
                                      -----          -----            -----          -----        -----          -----
    Net income before income
     taxes.....................        17.3           20.3             13.7           21.6         26.3           29.4
    Provision for income
     taxes.....................      --             --               --             --           --             --
                                      -----          -----            -----          -----        -----          -----
    Net income.................        17.3%          20.3%            13.7%          21.6%        26.3%          29.4%
                                      -----          -----            -----          -----        -----          -----
                                      -----          -----            -----          -----        -----          -----


                                  DECEMBER 31,
                                      1995
                                 ---------------
Net sales......................         100.0%
  Cost of sales................          44.7
                                        -----
  Gross profit.................          55.3
                                        -----
Operating expenses:
  Research and development.....           3.6
  General and administrative...          14.5
  Sales and marketing..........           5.6
                                        -----
    Total operating expenses...          23.7
                                        -----
    Income from operations.....          31.6
                                        -----
Other income (expense):
  Interest income..............           0.4
  Interest expense.............          (1.4)
  Other income, net............        --
  Proportionate share of loss
   of joint venture............        --
                                        -----
    Total other income
     (expense).................          (1.0)
                                        -----
    Net income before income
     taxes.....................          30.6
    Provision for income
     taxes.....................           0.3
                                        -----
    Net income.................          30.3%
                                        -----
                                        -----

    Although the Company has been profitable in each of the last seven quarters, there can be no assurance that such profitability will continue or that levels of net sales, income from operations and net income will not vary significantly among quarterly periods. The Company has experienced quarterly fluctuations in operating results and anticipates that these fluctuations may continue in future periods. Due to the importance of sunlight and temperature for microalgae growth, the Company's production is significantly affected by weather patterns and seasonal weather changes. The Company estimates that its ponds are up to approximately 20% less productive between the months of November and February due to less sunlight and lower temperatures. The decline in net sales in the quarter ended December 31, 1994 from the quarter ended September 30, 1994 resulted from this seasonality combined with the fact that there was no increase in the number of producing ponds between those two periods. Future operating results may fluctuate as a result of new product introductions, weather patterns, the mix between sales of bulk products and packaged consumer products, start-up costs associated with new facilities, expansion into new markets, sales promotions, competition, increased energy costs, the announcement or introduction of new products by the Company's competitors, changes in the Company's customer mix, and overall trends in the market for Spirulina products. See "Risk Factors -- History of Losses; Fluctuations in Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

    In recent periods, the Company has met its operating and capital requirements from cash flow from operating activities, additional borrowings and proceeds from the exercise of warrants and stock options. The Company's cash and cash equivalent balance increased by $280,000 during the nine months ended December 31, 1995. The increase was primarily due to increased profit levels, borrowings from two customers and proceeds from the exercise of warrants and stock options. Major uses of cash during the nine months ended December 31, 1995 included $643,000 in additional accounts receivable to support the higher sales level and $2,622,000 in additional investment in culture ponds and equipment to increase Spirulina production capacity. Largely as a result of the increases in cash and accounts receivable, working capital increased $404,000 during the nine months ended December 31, 1995. The Company presently estimates that its existing capital resources, the net proceeds from this offering and interest thereon, together with its facility and equipment financing and expected cash flow from operations, will be sufficient to fund its current and planned operations and capital expenditures. The Company currently has no bank credit lines.

    As of December 31, 1995, the Company had construction commitments totalling $1,120,000, which the Company intends to fund from cash reserves and cash flow from operations. In addition, the Company intends to use approximately $7.5 million of the net proceeds from this offering for the construction of (i) additional culture ponds and related processing facilities, (ii) a facility and culture ponds for the production of natural astaxanthin, (iii) a laboratory/warehouse, and (iv) a cogeneration facility. See "Use of Proceeds."

NEW ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of that loss would be based on the fair value of the asset. Generally, SFAS No. 121 requires that long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The provisions of SFAS No. 121 must be adopted by the Company no later than April 1, 1996. The Company has not determined when it will adopt the provisions of SFAS No. 121 but does not expect adoption to have a material effect on the Company's consolidated financial statements.

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a new, fair value based method of measuring stock-based compensation, but does not require an entity to adopt the new method for preparing its basic financial statements. For entities not adopting the new method for preparing basic financial statements, SFAS No. 123 requires disclosure in the footnotes of pro forma net earnings and earnings per share information as if the fair value based method had been adopted. Adoption of SFAS No. 123 is required no later than the Company's year ending March 31, 1997. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 31, 1995. The Company will comply with the disclosure requirements of SFAS No. 123 in its financial statements for its year ending March 31, 1997.

                                    BUSINESS

OVERVIEW

    Cyanotech develops and commercializes natural products from microalgae. The Company is currently producing microalgae products for the nutritional supplement and immunological diagnostics markets and is also developing microalgae-based products for the aquaculture feed/pigments, biopesticide and food coloring markets. Microalgae are a diverse group of over 30,000 species of microscopic plants which have a wide range of physiological and biochemical characteristics and naturally contain high levels of nutrients. Microalgae represent a largely unexplored and unexploited renewable natural resource, which grow much faster than land-based plants. Under favorable growing conditions, certain microalgae produce a new crop every week. Cyanotech has designed, developed and implemented proprietary production and harvesting technologies, systems and processes which eliminate many of the stability and contamination problems frequently encountered in the production of microalgae. The Company believes its technologies, systems, processes and favorable growing location permit year-round harvesting of its microalgal products in a cost effective manner. The Company believes that these accomplishments have not been equaled by any other company, university or research institute.

    Cyanotech's principal revenues are derived from sales of microalgae-based "Spirulina" products for the vitamin and supplement market, which for the United States alone is estimated at $3.7 billion. SPIRULINA PACIFICA is a unique strain of Spirulina developed by Cyanotech which provides a vegetable-based, highly absorbable source of natural beta carotene, mixed carotenoids and other phytonutrients, B vitamins, gamma linolenic acid ("GLA"), protein and essential amino acids. The Company believes its Hawaiian SPIRULINA PACIFICA has achieved high brand identity among both wholesale and retail customers, and that the Company's products have better taste, more consistent color and greater concentrations of natural beta carotene than competing Spirulina products. Since 1993, the Company has been capacity-constrained, with demand for its bulk SPIRULINA PACIFICA products exceeding the Company's production capabilities. The Company has tripled its Spirulina production capacity since 1993 and continues to increase capacity. Cyanotech currently markets its products in the United States on twelve other countries through a combination of retail, wholesale, and private label channels, and plans to market new products either directly or through strategic alliances where appropriate.

    Cyanotech maintains an environmentally responsible philosophy in the development and production of its products, using natural production methods and resources which employ extensive recycling of raw materials and nutrients. The Company believes that these recycling methods result in substantially lower operating costs. The Company's production system operates without the use of pesticides and herbicides, and does not create erosion, fertilizer runoff or water pollution. The Company believes that it is the only producer of microalgae to receive organic certification.

INDUSTRY BACKGROUND

    Microalgae are a diverse group of microscopic plants that have a wide range of physiological and biochemical characteristics and naturally contain, among other things, high levels of proteins, amino acids, vitamins, pigments and enzymes. Microalgae grow extremely fast, making it possible to harvest a new crop every week utilizing optimal culture and processing technologies. The raw materials required for microalgae growth are abundant and include sunlight, carbon dioxide and agricultural fertilizers.

    Research on potential uses of microalgae began in the early 1900s and intensified after World War II. One of the first comprehensive reviews on applications of microalgae and methods to grow microalgae was in ALGAL CULTURE FROM LABORATORY TO PILOT PLANT, published by the Carnegie Institute in 1953. Most early work centered on microalgae as a food and this theme was carried into recent work by NASA, which continues to examine microalgae as a source of food as well as a means to remove carbon dioxide and generate oxygen in outer space. Current industry and university research is directed at identifying unique compounds produced by microalgae for the fine chemical and pharmaceutical markets.

    Over 30,000 species of microalgae are known to exist and represent a largely unexplored and unexploited renewable natural resource. Microalgae has the following properties that make the commercial production attractive: (1) microalgae grow much faster than land grown plants;
(2) microalgae have a uniform cell structure with no bark, stems, branches or leaves, which permits easier extraction of products and higher utilization of the microalgae cells; (3) cellular uniformity also makes it practical to manipulate and control growing conditions in order to optimize a particular cell characteristic; (4) microalgae contain a wide array of vitamins and other important nutrients; and (5) microalgae contain natural pigments and are a potential source of medical products.

    Commercial applications for these microscopic plants include nutritional products, diagnostic products, aquaculture feed/pigments, natural food colorings and research grade chemicals. The Company believes that microalgae could potentially be used for other commercial applications, including genetically engineered products for the biopesticide and pharmaceutical industries. The most significant microalgae products produced today are algae utilized as food supplements. These include forms of Spirulina, Chlorella, lake grown blue green algae and natural beta carotene from DUNALIELLA SALINA. These microalgae food supplements contain, in varying degrees, highly absorbable sources of phytonutrients including mixed carotenoids, B vitamins, GLA, protein and essential amino acids. Published scientific animal studies suggest that increased levels of some of these natural compounds in the diet may reduce the risk of heart disease, reduce the risk of many types of cancer, and strengthen the immune system. The Company believes that demand for these microalgae products has increased as the benefits of plant-based nutrients, commonly known as "green superfoods," are beginning to receive promotion in retail markets outside the health food community.

    While many unique compounds have been identified in microalgae, the efficient and cost effective commercial production of microalgae is elusive. Many microalgae culture systems have been designed and tested and failed over the last 20 years. Because microalgae produced for food supplements is typically cultivated and harvested outdoors, production is affected significantly by climate, weather conditions and the chemical composition of the culture media. Without consistent sunlight, warm temperature, low rainfall and proper chemical balance, microalgae will not grow as quickly, resulting in longer harvesting cycles, decreased pond utilization and increased cost. Furthermore, microalgal growth requires a nutrient rich environment. The high nutrient levels in the ponds promote the growth of unwanted organisms, or "weeds," if the chemical composition of the ponds changes from its required balance. Once contamination occurs, a pond must be emptied, cleaned and restarted, a process that further decreases pond utilization and increases production costs.

    Microalgae producers also face relatively high harvesting and processing costs, particularly with respect to the energy costs required to dry the microalgae prior to packaging and the labor required throughout the harvesting and processing cycles. Once harvested, microalgal cells contain from 85% to 95% water. The high water content is due to internal water in the cells that cannot be removed by mechanical means. The Company estimates that the cost of conventional heat-based microalgae drying processes represents approximately 30% of total production cost. Most drying systems also damage or destroy oxygen sensitive nutrients in the finished microalgae products.

THE CYANOTECH SOLUTION

    Cyanotech has designed, developed and implemented proprietary production and harvesting technologies, systems, and processes which reduce many of the stability and contamination problems frequently encountered in the production of microalgae. This proprietary production system is known as Integrated Culture Biology Management ("ICBM"). Through the application of this technology, Cyanotech's ponds are in production year-round without any significant loss in productivity due to contamination. The Company believes that such an accomplishment remains unique to Cyanotech. Certain aspects of the ICBM technology are also applicable to producing other microalgae products which the Company currently has under development. The Company believes that its ICBM technology combined with the climate conditions at its production facility in Hawaii make it a cost-effective producer of premium Spirulina products.

    In addition to the advantages of its ICBM technology, Cyanotech has developed a patented system for the recovery of carbon dioxide from its drying system exhaust gas, called OCEAN-CHILL DRYING. Since microalgae are essentially microscopic "plants," they require sunlight, water, carbon dioxide and nutrients for optimal growth. By recovering carbon dioxide that would otherwise be released into the atmosphere, the

Company is able to divert the recovered carbon dioxide back to the algae cultures to nourish the growing algae. The Company believes that this process provides it with a significant cost advantage over other microalgae producers who must purchase carbon dioxide. OCEAN-CHILL DRYING also dries microalgal products in a low oxygen environment which protects oxygen sensitive nutrients. In addition, Cyanotech has developed an automated Spirulina processing system, which enables a single operator to harvest and produce dried Spirulina powder.

    Another major advantage for the Company is the location of its production facility at the Hawaii Ocean Science and Technology ("HOST") Park at Keahole Point, Hawaii. The Company believes that the combination of consistent warm temperature, abundant sunlight, and low rainfall at this facility makes this a favorable location for economically cultivating microalgae on a large scale. The Company believes that in contrast to its facility, other microalgae production facilities located in areas lacking these characteristics stop producing microalgae for up to four months a year because of unfavorable climate or weather conditions.

    At the HOST Park, the Company has access to cold, clean, deep sea water that is pumped up from a depth of 2,000 feet. This sea water is used both as a source of nutrients for microalgae culture and as a cooling agent in the OCEAN-CHILL DRYING process. Additionally, Cyanotech's facility has access to a complete industrial infrastructure and is located 30 miles from a deep water port and adjacent to an airport. The Company believes that the combination of its ICBM technology, favorable growing location, year-round production capability, OCEAN-CHILL DRYING process and automated processing system can be successfully applied to the large-scale cultivation of other species of microalgae that may be identified for commercial applications. The Company is currently conducting pilot production work on natural astaxanthin, a red pigment used primarily in the aquaculture industry to impart pink color to the flesh of pen-raised fish and shrimp. Among the Company's other microalgae products under development are a genetically engineered mosquitocide and natural food colorings.

CYANOTECH'S STRATEGY

    The Company's objective is to be the leading developer and producer of microalgal products in its existing and future markets. The Company seeks to achieve this objective through the following strategies:

    - INCREASE THE COMPANY'S SPIRULINA MARKET SHARE. The Company intends to increase its world market share for Spirulina by expanding channels of distribution, expanding geographically and locating new potential markets for Spirulina. The Company plans to expand domestic sales and marketing efforts for its Nutrex products and private label packaged products, and to explore mass marketing opportunities for Spirulina based products. The Company's products are sold in twelve foreign countries and the Company is investigating ways to expand the global presence of its products, including through the addition of foreign distributors. The Company is investigating potential additonal uses for Spirulina. To this end, the Company intends to fund limited clinical trials on the effects of Spirulina on arthritis and the immune system, and to fund studies for the use of Spirulina as a premium animal feed.

    - PROMOTE BRAND UNIQUENESS AND PACKAGED PRODUCTS. Cyanotech is the only Hawaiian producer of Spirulina and has developed a unique strain of Spirulina marketed as "SPIRULINA PACIFICA." Manufacturers who market Cyanotech's brand generally identify and promote Hawaiian Spirulina as a superior product. The private label customers also promote the brand uniqueness of Hawaiian Spirulina, which the Company believes provides competitive differentiation in the market place. The Company plans to increase marketing emphasis on packaged products, which generally have higher associated gross profit per pound than bulk products. The Company believes that it is the only producer of microalgae to receive organic certification.

    - INCREASE BREADTH OF PRODUCT OFFERINGS. The Company is developing and plans to develop other products from microalgae, utilizing, in part, its current production technologies. These products include aquaculture feed/pigments and biopesticides. The Company is currently conducting pilot production work on natural astaxanthin, a red pigment used primarily in the aquaculture industry to impart pink color to the flesh of pen-raised fish and shrimp. Among the Company's other products under development are a genetically engineered mosquitocide and natural food colorings.

    - ESTABLISH STRATEGIC ALLIANCES. The Company intends to market new and existing products through strategic alliances where appropriate. The Company believes that these alliances will allow it to focus on its core business as a microalgal producer and to gain access to broader markets. For example, the Company is currently discussing strategic alliances for its proposed natural astaxanthin product with a major aquaculture feed formulator.

    - CONTINUE IMPROVEMENT UPON PRODUCTION METHODOLOGIES. Cyanotech intends to continue to improve upon its ICBM proprietary production system and OCEAN-CHILL DRYING system and apply certain of those technologies in the development of additional microalgae-based products for the aquaculture feed/pigments, biopesticide and food coloring markets, nutrition, as well as other potential commercial uses.

    - PROMOTE ENVIRONMENTAL RESPONSIBILITY. Cyanotech has a strong commitment to the environment. The Company's production system recovers carbon dioxide from its drying system exhaust gas, recycles 100% of the growing media, operates without the use of pesticides or herbicides, and does not create erosion, fertilizer runoff or water pollution. The Company believes that these recycling methods result in substantially lower operating costs.

TECHNOLOGY

    Cyanotech has developed the following proprietary technology for the efficient, stable and cost-effective production of microalgal products:

    - INTEGRATED CULTURE BIOLOGY MANAGEMENT. Most notable among the Company's technology is the proprietary ICBM microalgae production method which integrates culture pond chemistry and harvesting and processing methods designed to maintain optimal microalgae growing conditions. The Company believes that ICBM has eliminated many of the stability and contamination problems frequently encountered in the large scale production of microalgae. Currently, the Company's Spirulina microalgae is produced using ICBM in a system in which 100% of the growing media is continuously recycled to culture ponds to become the nutrient base for the next crop. Culture ponds generally are harvested approximately once each week. Spirulina production with ICBM has proven to be an extremely stable operating environment, permitting the Company to grow and harvest Spirulina year-round without any significant problems of contamination by unwanted algae and associated loss of productivity. The Company believes that such an accomplishment has not been equaled by any other company, university or research institute.

    - OCEAN-CHILL DRYING. Cyanotech has also developed and patented a drying system for powder microalgal products. Called OCEAN-CHILL DRYING, this unique system utilizes cold sea water brought from a depth of 2,000 feet in a closed-cycle modified spray-drying system that cools and removes moisture from the air exiting the dryer. This dryer air is then recycled, permitting the Company to control and reduce oxygen levels within the dryer. This minimizes product oxidation and increases carbon dioxide levels to concentrations that make recovery feasible. The recovered carbon dioxide is then fed to the algae culture ponds as a nutrient source. This system substantially eliminates carbon dioxide exhaust emissions, provides a higher quality product, and significantly reduces production costs by recovering carbon dioxide that would otherwise have to be purchased.

PRODUCTS AND PRODUCT CANDIDATES

    The following table summarizes the market applications and current status of the Company's current products and products under development.


                                MARKET APPLICATION       STATUS
CURRENT PRODUCTS:
  SPIRULINA PACIFICA Powder     Health and nutrition     Domestic and international
                                                          wholesale and retail sales
  SPIRULINA PACIFICA Tablets    Health and nutrition     Domestic and international
                                                          wholesale and retail sales
  SPIRULINA PACIFICA Flakes     Health and nutrition     Domestic retail sales
  HAWAIIAN ENERGIZER Sports     Health and nutrition     Domestic retail sales
   Drink Powder
  HAWAIIAN ENERGIZER Tablets    Health and nutrition     Domestic retail sales
  Phycobiliproteins             Immunological
                                diagnostics              Domestic and international sales
PRODUCTS UNDER DEVELOPMENT:
  Natural Astaxanthin           Aquaculture pigment      Pilot production in process
  Genetically Engineered        Pesticide                Production system development work
   Mosquitocide                                           expected to start mid-1996
  Natural Food Colorings        Food manufacturers       Pilot production in process

PRODUCTS

  SPIRULINA

    Cyanotech's principal product is a nutritional microalgae marketed as SPIRULINA PACIFICA, a unique strain of Spirulina developed by Cyanotech and sold worldwide to the health and natural foods market. SPIRULINA PACIFICA is a vegetable microalgae that is a highly absorbable source of natural beta carotene, mixed carotenoids and other phytonutrients, B vitamins, GLA, protein and essential amino acids. The Company believes SPIRULINA PACIFICA has greater concentrations of natural beta carotene, better taste and more consistent color than competing Spirulina products. The Company believes that it is the only Spirulina producer to have its products and processes certified organic.

    Spirulina is a naturally occurring microscopic plant which grows wild throughout the world in alkaline environments such as soda lakes. It has been used for thousands of years as a food. Today, Spirulina is used by the health conscious consumer for a variety of immediate and long term effects. Based on customer testimonials, the Company believes that the primary immediate benefits Spirulina provides are increased energy and, in people who have arthritis or injuries, decreased joint pain. Spirulina is a good source of natural phytonutrients, including carotenoids and phycocyanin, among others. Published scientific animal studies suggest that increased levels of some of these natural compounds in the diet may reduce the risk of heart disease, reduce the risk of many types of cancer, and strengthen the immune system.

    The Company produces SPIRULINA PACIFICA in three forms: powder, flake and tablets. Powder is used as an ingredient in health food drinks while flakes are used as a seasoning on salads and pasta. Tablets are consumed daily as a food supplement. The retail price of the Company's Spirulina consumer packaged products is approximately for a one-month supply.

    The Company also produces and markets two products under the HAWAIIAN ENERGIZER name. HAWAIIAN ENERGIZER sports drink contains complex carbohydrates and vegetarian protein in combination with SPIRULINA PACIFICA, Bee Pollen and Siberian Ginseng. HAWAIIAN ENERGIZER tablets contain SPIRULINA PACIFICA, Bee Pollen and Siberian Ginseng.

  PHYCOBILIPROTEINS

    Cyanotech also produces phycobiliproteins which are sold to the medical and biotechnology research industry. Phycobiliproteins are highly fluorescent pigments purified from microalgae. Their spectral properties make them useful as tags or markers in many kinds of biological assays, such as flow cytometry, fluorescence immunoassays and fluorescence microscopy.

    The Company produces a line of four phycobiliprotein products with various spectral properties. R-phycoerythrin (RPE) is a red pigment used primarily in flow cytometry. Allo-phycocyanin (APC) is a blue pigment also used in flow cytometry, but typically in combination with RPE to form a fluorescent tandem phycobiliprotein conjugate which improves sensitivity. Cross-linked allo-phycocyanin (XL-APC) is a stabilized form of APC which can be used in very diluted solution without problems of degradation. C-phycocyanin (CPC) is also a blue pigment and, although not used extensively in cytometry, has potential applications in food and cosmetics coloring. The Company's phycobiliproteins currently range in price from $5,000 to $33,000 per gram. Sales of phycobiliproteins accounted for less than 3% of the Company's net sales for the nine months ended December 31, 1995. The Company anticipates that sales of phycobiliproteins will not be material in future periods.

PRODUCTS UNDER DEVELOPMENT

    Cyanotech's expertise is in the development of efficient, stable and cost-effective production systems for microalgal products. The Company does not conduct basic scientific research to identify new microalgal products or develop new microalgal products through genetic engineering. Rather, the Company investigates specific microalgae identified in scientific literature for potentially marketable products. When necessary, the Company will license specific organisms and/or basic science technology for pilot-studies.

    Three  products  are   under  active  development   by  Cyanotech:   natural
astaxanthin, genetically engineered mosquitocide and natural food colorings.

  NATURAL ASTAXANTHIN

    Astaxanthin is a red pigment used primarily in the aquaculture industry to impart pink color to the flesh of pen-raised fish and shrimp. For example, without astaxanthin in their diet, the flesh of pen-raised salmon is white and has a limited market. Studies suggest that astaxanthin may improve the general health of fish. The astaxanthin market currently is dominated by Hoffman LaRoche, which produces synthetic astaxanthin from petrochemicals. The Company believes that Hoffman LaRoche currently sells synthetic astaxanthin to the aquaculture industry at $1,140 per pure pound.

    The Company is currently discussing a strategic alliance for its natural astaxanthin with a major aquaculture feed formulator. The Company has also been working with this feed formulator to schedule feeding tests at a major salmon production facility. Presently, feeding schedules call for Cyanotech to deliver limited amounts of natural astaxanthin product beginning in March 1996.

    Using a portion of the net proceeds of this offering, the Company plans to begin construction of a natural astaxanthin production facility by mid-1996. Natural astaxanthin is a new product for the Company and many production issues must be resolved prior to commercial production. There can be no assurance that the Company will resolve production issues or that the Company will successfully complete its pilot production scale studies of natural astaxanthin. See "Risk Factors -- Risks Associated with Expansion into Additional Markets and Product Development."

  GENETICALLY ENGINEERED MOSQUITOCIDE

    A genetically engineered mosquitocide was developed at the University of Memphis by a team under the direction of Professor Edward Stevens, Jr., who successfully cloned the toxin gene from BACILLUS THURINGINSIS VAR, ISRAELENSIS
(Bti) into the blue-green algae SYNECHOCOCCUS. The bacterial toxin of Bti is very specific to mosquitoes and black flies, while the blue-green algae is a food for mosquito larvae. The Company believes that when applied to a mosquito-infested body of water, the algae could act as an effective and environmentally safe means of control.

    In June 1995, Cyanotech signed an exclusive worldwide license agreement with the University of Memphis to manufacture and sell the genetically engineered mosquitocide. Work to develop a commercial production system is scheduled to start by mid-1996. In addition to being a nuisance, mosquitoes are carriers for viral encephalitis in the United States, and major carriers for a number of diseases throughout the world including malaria, yellow fever, dengue fever and filariasis. The Company is currently investigating the possible application of this technology to other biopesticides.

  NATURAL FOOD COLORINGS

    Natural beta carotene, a fat soluble pigment found in many plants, can be used as a yellow/orange coloring agent for margarine, cake mixes, soft drinks and other products. The Company believes that there are no other natural yellow/orange food colorings available today.

    In August 1994, Cyanotech and Hauser formed a joint venture partnership, BetaPharm International, to develop, produce and sell products derived from DUNALIELLA SALINA (natural beta carotene). Pilot scale studies are underway to determine the economic and technical feasibility of producing certain products derived from natural beta carotene. If the results of the project warrant and market conditions dictate, the joint venture will proceed to obtain funding to commercialize the product. The parties must agree on all commercialization funding decisions. If commercialization (i.e., obtaining production plant funding) cannot be reached by December 31, 1996, the joint venture will dissolve and licenses granted by the parties under the joint venture will terminate.

  OTHER POTENTIAL PRODUCTS

    Many potential commercial substances have been identified in microalgae including amino acids, vitamins, fatty acids, pigments, enzymes, anti-bacterial agents and anti-viral agents. Cyanotech believes that it has, and is further developing, technology which will allow the Company to produce a variety of products from microalgae. Of particular interest to the Company is the production of natural colorants for use in foods and cosmetics and an expanded line of biopesticides through genetic manipulation of microalgae. Cyanotech believes that a large market may exist for these products, and that while government approval for such products may be required, Cyanotech believes approval may be obtained in a shorter time period and with less expense than for pharmaceutical products. The Company believes that as new potential products are either identified in microalgae or genetically engineered into microalgae, it will be in a unique position to employ its proprietary and commercially proven technology for the cost effective production of these potential products.

MANUFACTURING

  SPIRULINA

    Cyanotech began culturing SPIRULINA PACIFICA in 1985 at its present facility at the HOST Park. SPIRULINA PACIFICA is cultured in shallow, open ponds adjacent to the Pacific Ocean. Paddlewheels agitate the water, permitting even exposure of the algae to the sun. A combination of fresh water and nutrient-rich deep ocean water, drawn from a depth of 2,000 feet, is used to fill the Spirulina ponds. Ninety-six trace elements are supplied by deep ocean water. The other major components required for growing Spirulina are food-grade baking soda (sodium bicarbonate) and carbon dioxide.

    SPIRULINA PACIFICA is pumped from the culture ponds through underground pipes to a process building where it is screened for particulate matter and then separated by stainless steel screens from the culture medium. It is then washed three times with fresh water and vacuum filtered. SPIRULINA PACIFICA intended for use in powder and tablets is dried by a patented OCEAN-CHILL DRYING process. The Company uses deep ocean water in its OCEAN-CHILL DRYING process. The Company obtains the cold water from the HOST Park at a cost substantially less than the cost of generating the same cooling effect by refrigeration. The drying process takes approximately three seconds and results in a dark green powder with a consistency similar to flour. SPIRULINA PACIFICA prepared in flake form is dried in a more conventional proprietary process. Bulk SPIRULINA PACIFICA powder, tablets and flakes are packaged in foil laminate heat-sealed bags with an oxygen absorbing pack sealed in each bag. This packaging ensures product freshness and extends the shelf life of bulk SPIRULINA PACIFICA.

    Carbon dioxide is recovered as a result of the OCEAN-CHILL DRYING process and fed back to the culture ponds as a nutrient. By use of ICBM, all culture media from the harvest are recycled to culture ponds and additional nutrients are added to support the next growth phase. Active culture remaining in the ponds after harvest serves to inoculate the next batch. The algae reproduces rapidly, and, on average, approximately one week is required before the culture pond is again harvested. Spirulina production with ICBM has proved to be an extremely stable operating environment, permitting the Company to grow and harvest Spirulina without any significant problems of contamination by unwanted algae and associated loss of productivity. The Company believes that its Spirulina competitors continue to experience problems of culture contamination by unwanted algae, requiring that culture ponds be emptied, cleaned and restarted. The Company is presently pursuing certification under the international quality management system ISO 9000.

    Spirulina powder is difficult to tablet and most tablet manufacturers overcome this difficulty by either adding high amounts (from 10% to 30%) of excipients to "glue" the tablet together or by using a heat granulation process that destroys nutrients. SPIRULINA PACIFICA tablets are produced by the Company by blending SPIRULINA PACIFICA powder with a minimum amount of excipients (maximum of 2%) and tableting in a cold press compression tablet-making machine. SPIRULINA PACIFICA flakes are produced by blending SPIRULINA PACIFICA powder with food-grade lecithin and drying this in a proprietary drying system. The Company's packaged consumer products are bottled and labeled by two subcontractors in California, both of which are certified cGMP manufacturers and undergo regular governmental inspections.

    A sample from each lot of SPIRULINA PACIFICA is subjected to quality assurance testing. Quality assurance testing includes bulk density, moisture, particulate matter, color and taste. In addition, each lot of SPIRULINA PACIFICA is subjected to a prescribed set of microbiological tests for food products, including total aerobic bacteria, coliform bacteria and E. coli. SPIRULINA PACIFICA powder is certified free of pesticides and herbicides, and certified Kosher.

    Since 1993 Cyanotech tripled its production capacity of Spirulina to its present annual production capacity of 350 metric tons per year. In June 1995, the Company more than doubled its drying capacity.

  NATURAL ASTAXANTHIN

    Cyanotech is conducting pilot production work to develop a commercial production system for natural astaxanthin. HAEMATOCOCCUS, the microalgae which produces astaxanthin, grows in neutral conditions and is susceptible to contamination by unwanted algae. Cyanotech is developing a proprietary system which it believes will solve this problem. The Company employs a closed culture system during the initial stage of algal growth, after which it is transferred to open ponds for astaxanthin production. An additional advantage of the Company's pilot system is the ability to control the temperature of algal cultures by the use of cold seawater. The Company believes that the application of certain aspects of its ICBM technology to its two stage culture system, in combination with its unique site location, will permit it to compete successfully with synthetic astaxanthin on the basis of both price and quality.

MARKETING AND SALES

    The Company believes that its present bulk customers could consume a significant portion of the increased production of Spirulina from the facilities expansion funded by a portion of the net proceeds of this offering. However, it is the Company's strategy to first emphasize sales of higher priced packaged consumer products through its own Nutrex brand and private label customers, since sales of packaged consumer products carry higher associated gross profit than sales of bulk products. Cyanotech intends to form strategic alliances with established mass market sales and distribution companies to sell Spirulina products into mass markets. The Company also intends to take certain efforts targeted at expanding the bulk market for Spirulina and to continue to differentiate its products based on quality, taste and color consistency.

    - PRODUCT IDENTITY AND BRAND UNIQUENESS. Cyanotech is the only Hawaiian producer of Spirulina and has developed a unique strain of Spirulina marketed as "SPIRULINA PACIFICA." Manufacturers who market Cyanotech's brand generally identify and promote Hawaiian Spirulina as a superior product. The private label customers also promote the brand uniqueness of Hawaiian Spirulina, which the Company believes provides competitive differentiation in the market place. The Company plans to increase marketing emphasis on packaged products, which generally have higher associated gross profit per pound than bulk products.

    - EXPAND SALES OF CONSUMER PACKAGED PRODUCTS.

     PRIVATE LABEL CONSUMER PACKAGED PRODUCTS. The Company has achieved significant sales of private label products in certain Pacific Rim countries. Cyanotech plans to capitalize upon its unique Hawaiian brand to increase the number of both domestic and international private label customers.

     NUTREX BRAND PRODUCTS. The Company believes that a substantial opportunity exists to increase domestic sales of its Nutrex brand products. Nutrex packaged consumer products and certain of the Company's private label products currently are the only organic certified microalgal products, which the Company believes is important to health and natural food consumers. The Company is launching a new label and an intensified retail marketing program. The initial thrust of this program will be to focus resources on high volume, large natural food store chains such as Whole Foods, Mrs. Gooches, Alfalfas, Wild Oats, Bread and Circus, and Puget Consumers Cooperatives. The Company intends to hire domestic sales personnel and increase spending on Nutrex marketing activities.

    - DEVELOP STRATEGIC ALLIANCES. The Company is seeking strategic alliances with sales and distribution companies that have proven track records in mass market sales and distribution outside the health food industry. The objective is to generate sales of consumer packaged products in chain drug stores and discount stores. Cyanotech anticipates coordinating this program with media advertising.

    - EXPAND BULK SALES. The Company intends to focus marketing efforts on its existing bulk customers in order to increase bulk sales. Cyanotech develops product literature and marketing materials for bulk customers, sponsors cooperative advertising, participates in trade shows and provides speakers for product forums and press interviews. The Company plans to sponsor feed studies on the benefits of incorporating SPIRULINA PACIFICA in feed formulations for poultry, pets and fish in an effort to expand the bulk market for Spirulina products.

    - DIFFERENTIATE PRODUCTS ON QUALITY ADVANTAGES. Cyanotech believes it has established a quality advantage for its SPIRULINA PACIFICA in the health food and nutrition industry. The Company plans on maintaining its premium status through (i) continued education of customers about the Company's product quality and (ii) consistent improvement of product quality through improved processing and handling of finished goods.

DISTRIBUTION

    The majority of Cyanotech's bulk Spirulina sales are to companies with their own Spirulina product lines. Many of these companies identify and promote Cyanotech's Hawaiian Spirulina in their products. In the United States, the Company sells directly to manufacturers and health food formulators. Packaged consumer products sell in the domestic market through an established health food distribution network and via mail order. Orders for packaged consumer products are taken at the store level by one of 34 regional broker representatives and shipped through one of 22 distributors. In the foreign markets the Company has appointed exclusive sales distributors for both bulk Spirulina and packaged consumer products. The Company now has exclusive sales distributors for the following regions: (i) Japan, Korea, Taiwan and Singapore; (ii) Canada; (iii) the Benelux Countries; (iv) Australia; (v) Hong Kong and China; and (vi) France.

CUSTOMERS

    Cyanotech markets and sells its Spirulina products to health food manufacturers, private label customers, retail distributors, natural products distributors and direct to certain natural food stores. The Company's customers range in size from large enterprises with over $500 million in annual sales to small neighborhood retail stores. Several of the Company's major customers are businesses that were established exclusively to market and sell Spirulina products. The Company cooperates closely with these customers to develop product labeling and advertising designed to educate the consumer about the health benefits of using a "green superfood" such as Spirulina and, more specifically, SPIRULINA PACIFICA products. Net sales to the Company's three largest customers increased from approximately 32.3% of net sales in the year ended March 31, 1995 to approximately 49.5% of net sales in the nine months ended December 31, 1995. Since 1993 the Company has been capacity-constrained, with demand for its bulk SPIRULINA PACIFICA products exceeding the Company's production capabilities. The Company has not been able to accept any major new customers since March 1995.

    HEALTH FOOD MANUFACTURERS. Health food manufacturers use the Company's products as the key ingredient in Spirulina products, or as an ingredient in health food formulations, which they manufacture for sale. These customers purchase bulk powder or bulk tablets and package the products under their brand label for sale to the health and natural food markets. In some instances, these customers produce products under private-labeling arrangements with third parties. Many of the products produced by these customers are often marketed and sold in direct competition with the Nutrex line of retail consumer products. However, the Company differentiates its products from those of its bulk customers by reserving the certified organic line of products for sale exclusively under the Nutrex label and certain private labels.

    PRIVATE LABEL CUSTOMERS. The Company currently provides private label retail consumer products to two international customers. Using Spirulina tablets produced by the Company, the products are packaged by one of the Company's two bottling subcontractors in Southern California, using product labels supplied by the customer. Products for these customers are manufactured only upon receipt of an order; finished product inventories are not maintained by the Company.

    RETAIL DISTRIBUTORS. According to WHOLE FOODS RETAILER magazine, in the domestic health and natural food industry, retail distributors account for approximately 57% of all products sold to health and natural food retailers. Retail distributors act as product wholesalers to independent and chain retailers. The majority of domestic Nutrex sales in the nine months ended December 31, 1995 were to 22 distributors. Pricing and promotional strategies with respect to retail distributors are coordinated by the Company's master broker, an independent consultant retained by the Company on a month-to-month basis.

    NATURAL PRODUCTS DISTRIBUTORS. In the nine months ended December 31, 1995, the Company sold to three U.S. customers engaged in the business of distributing natural raw materials to health and natural food manufacturers. These distributors provide their customers with standardized quality control, warehousing and distribution services, and charge a mark-up on the products for providing these services. These distributors may differentiate the products they sell, but they generally treat the products as commodities, with price being the major determining factor in their purchasing decision.

    NATURAL FOOD STORES. Less than 5% of the Company's sales in the nine months ended December 31, 1995, were direct sales to independent or chain natural food retail stores. The Company believes that most natural food retail stores prefer to purchase products from retail distributors.

COMPETITION

  SPIRULINA

    The Company's SPIRULINA PACIFICA products compete with a variety of vitamins, dietary supplements, other algal products and similar nutritional products available to consumers. The nutritional products market is highly competitive. It includes international, national, regional and local producers and distributors, many of whom have greater resources than the Company, and many of whom offer a greater variety of products. The Company believes that its direct competition in the Spirulina market currently is from Dainippon Ink and Chemical's Earthrise Farms facility in California and numerous smaller farms in China, India, Thailand, Brazil and South Africa, but that the Company is the only producer of certified organic microalgal consumer products. The Company's packaged consumer products marketed under its Nutrex brand also compete with products marketed by health food manufacturing customers of the Company who purchase bulk Spirulina from the Company and package it for retail sales. A large Spirulina production facility in Mexico, which has been closed since 1993, may reopen. Should this facility resume production in substantial quantities, the Company would encounter increased competition.

    In addition to other Spirulina based products, SPIRULINA PACIFICA competes in certain markets with other "green superfoods," such as Chlorella (a green microalgae with sales primarily in Japan), APHAMIZOMENON (a blue-green algae harvested from an eutrophic lake in Oregon with sales primarily through multilevel marketing) and cereal grasses such as barley, wheat and kamut. In addition, major food and beverage companies may become more active in the nutritional products business, either directly or through the acquisition of smaller companies. A decision by another company to focus on the Company's existing markets or target markets or a substantial increase in the overall supply of Spirulina could have a material adverse effect on the Company's business, financial condition and results of operations. While the Company believes that it competes favorably on factors such as quality, brand name recognition and loyalty, the Company's SPIRULINA PACIFICA products have typically been sold at prices higher than most other Spirulina products. There can be no assurance that the Company will not experience competitive pressure, particularly with respect to pricing, that could adversely affect its business, financial condition and results of operations. See "Risk Factors -- Competition" and "-- Customer Concentration and Risks Associated with Changes in Product Mix."

  PHYCOBILIPROTEINS

    There are four major competitors which manufacture phycobiliprotein products for sale, including Molecular Probes, Inc., Quantify Inc., Martek Biosciences Corporation and Prozyme Inc. Cyanotech competes with these companies on the basis of price and quality. In addition, one large potential user of phycobiliproteins, Coulter, Inc., manufactures phycobiliproteins for its internal use. New synthetic fluorescent compounds have been developed by a third party which are superior to phycobiliproteins in some applications. The advantage of the synthetic compounds is their lower molecular weight and, in some cases, their lower cost. While the Company's phycobiliprotein products may not be able to compete effectively against synthetic compounds in some applications, Cyanotech's phycobiliproteins have gained a reputation for high quality at a competitive price.

  PRODUCTS UNDER DEVELOPMENT

    The products being developed by Cyanotech will compete with both synthetic and natural products on the basis of price and quality. The Company's future competitors may include major chemical and specialized biotechnology companies, many of which have financial, technical and marketing resources significantly greater than those of Cyanotech. Cyanotech believes that its proprietary technology combined with the metabolic diversity and high productivity of microalgae will allow the Company to compete in large market areas against large companies, although there can be no assurance in this regard.

    The Company's natural astaxanthin product, if successfully developed, will compete directly against synthetic astaxanthin produced and marketed worldwide by Hoffman LaRoche. The Company believes that there are no other significant producers of astaxanthin. Although the Company is unaware of any studies indicating that natural astaxanthin has any benefits not otherwise provided by synthetic astaxanthin, it believes there is consumer demand for a natural astaxanthin product.

    Cyanotech's proposed mosquitocide product may, if successfully developed, compete with chemical pesticides as well as other biopesticides. Three companies currently manufacture a mosquito biopesticide based on the bacterial Bti toxin:
Abbot Laboratories, Novo and Sandoz. There can be no assurance that Cyanotech's proposed product, if successfully developed, can or would compete favorably with the other Bti products currently available.

    The Company's natural food coloring, if successfully developed, will compete directly with synthetic food colorings as well as natural food colorings produced by other companies.

GOVERNMENT REGULATION

    The Company's products, potential products and its manufacturing and research activities are subject to varying degrees of regulation by a number of government authorities in the United States and other countries, including the Food and Drug Administration (the "FDA") pursuant to the Federal Food, Drug and Cosmetic Act. Each line of products that is or may be marketed by the Company, its licensees or its collaborators can present unique regulatory problems and risks, depending on the product type, uses and method of manufacture. The FDA regulates, to varying degrees and in different ways, dietary supplements, nutritional products and diagnostic and pharmaceutical products, including their manufacture, labeling, marketing and advertising. Generally, prescription pharmaceuticals and certain types of diagnostic products are regulated more rigorously than foods, such as dietary supplements. The Company is also subject to other federal, state and foreign laws, regulations and policies with respect to labeling of its products, importation of organisms, and occupational safety, among others. Federal, state and foreign laws, regulations and policies are always subject to change and depend heavily on administrative policies and interpretations. The Company works with foreign distributors in its compliance with foreign laws, regulations and policies. There can be no assurance that any changes with respect to federal, state and foreign laws, regulations and policies, and, particularly with respect to the FDA or other such regulatory bodies, with possible retroactive effect, will not have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's Spirulina manufacturing processes and the Company's contract bottlers are required to adhere to current Good Manufacturing Practices ("cGMP") as prescribed by the FDA. The Company believes that it is currently in compliance with all applicable cGMP regulations. Such regulations specify component and product testing standards, quality assurance requirements, and records and other documentation controls. Compliance with relevant cGMP requirements can be onerous and time consuming, and there can be no assurance that the Company can continue to meet relevant FDA manufacturing requirements for existing products or meet such requirements for any future products. Ongoing compliance with cGMP and other applicable regulatory requirements are monitored through periodic inspections by state and federal agencies, including the FDA, the Hawaii Department of Health and comparable agencies in other countries. A determination that the Company is in violation of cGMP and other regulations could lead to the imposition of civil penalties, including fines, product recalls or product seizures, and potentially criminal sanctions.

    As either a food supplement or vitro diagnostic, Cyanotech's current products do not require clearance by the FDA. However, the Company's Spirulina manufacturing process is regulated under cGMP and is inspected periodically by the Hawaii State Department of Health and the FDA. The Company's processing facility is also inspected annually for organic certification by Quality Assurance International and for Kosher certification by the Kosher Overseers Association.

    Cyanotech's proposed astaxanthin product will need FDA clearance in the United States. The Company believes that obtaining such clearance could be a lengthy process. The Company believes that no regulatory approval is required for use of astaxanthin in major markets outside the United States. The Company's proposed genetically engineered mosquitocide will require the approval of the Environmental Protection Agency with respect to efficacy and toxicity for use in the United States. The Company's potential natural food coloring products may require FDA clearance. There can be no assurance that any of the Company's potential products will satisfy applicable regulatory requirements. See "Risk Factors -- Potential Difficulty in Obtaining FDA and Other Government Approvals."

PATENTS, LICENSES AND TRADEMARKS

    Although the Company regards its proprietary technology, trade secrets, trademarks and similar intellectual property as critical to its success and relies on a combination of trade secret, contract, patent, copyright and trademark law to establish and protect its rights in its products and technology, there can be no assurance that the Company will be able to protect its technology adequately or that competitors will not be able to develop similar technology independently. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as the laws of the United States. Cyanotech has had one United States patent issued to it. Litigation in the United States or abroad may be necessary to enforce the Company's patent or other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation, even if successful, could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, results of operations and financial condition. Additionally, although currently there are no pending claims or lawsuits that have been brought against the Company, if any such claims are asserted against the Company, the Company may seek to obtain a license under the third party's intellectual property rights. There can be no assurance, however, that a license would be available on terms acceptable or favorable to the Company, if at all.

    While the disclosure and use of Cyanotech's know-how and trade secrets are generally controlled under agreements with the parties involved, there can be no assurance that all confidentiality agreements will be honored, that others will not independently develop equivalent technology, that disputes will not arise concerning the ownership of intellectual property, or that dissemination of the Company's trade secrets will not occur. The Company anticipates that it may in the future apply for additional patents on certain aspects of its technology. No assurance can be given that its patent applications will issue as patents or that any patent now or to be issued will provide the Company with preferred positions with respect to the covered technology. Additionally, there can be no assurance that any patent issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide adequate protection to the Company's products. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or, if patents are issued to the Company, design around the patents issued to the Company. See "Risk Factors -- Dependence on Proprietary Technology."

ASSOCIATES

    The Company employed 53 associates as of December 31, 1995, of which 49 are full-time. Approximately 20 associates are involved in the harvesting and production process, five are involved in research and product development, and the remainder are involved in sales, administration and support. Management believes that its relations with its associates are good. The Company has not experienced difficulty in attracting personnel. None of the Company's associates are represented by a labor union.

    Effective April 1, 1995, the Company implemented a profit sharing plan for all associates not covered under a separate management incentive plan. Under the profit sharing plan, 5% of pre-tax profits are allocated based on gross wages to non-management associates on a quarterly basis. Fifty percent of each associate's profit sharing bonus is distributed in cash on an after-tax basis, the remainder is deposited in each associate's 401(k) account on a pre-tax basis with a six year vesting schedule, based on years of service with the Company.

PROPERTIES

    The Company is located in Kailua-Kona, Hawaii, at the HOST Park. The facility in Kailua-Kona consists of approximately 77 leased acres containing production ponds, a processing facility, a laboratory, administrative offices and additional space for production ponds. All products are produced at this facility. The property is leased from the State of Hawaii under a 30-year commercial lease expiring in 2025. Cyanotech is in negotiations to obtain an option to lease an additional 160 acres at the HOST Park. The Company believes that there is sufficient available land at the HOST Park to meet its currently planned needs. The Company has no production facilities or offices outside the State of Hawaii.

PRODUCT LIABILITY AND LEGAL PROCEEDINGS

    Cyanotech is not currently subject to any material legal proceedings. The Company may from time to time become a party to various legal proceedings arising in the normal course of its business. These actions could include product liability, employee-related issues and disputes with vendors or customers. Due to the nature of the Company's products, the Company may be subject to product liability claims involving personal injuries allegedly related to the Company's products. The Company carries product liability insurance in limited amounts for products involving human consumption. In the opinion of management, broader product liability insurance coverage is prohibitively expensive at this time. Nevertheless, any future claims are subject to the uncertainties related to litigation and the ultimate outcome of any such proceedings or claims cannot be predicted. There can be no assurance that the Company's insurance is adequate or will remain available to cover any such claims. In addition, the Company may experience product recalls, although no such recalls have been required to date. See "Risk Factors -- Risk of Product Liability."

                                   MANAGEMENT

DIRECTORS AND OFFICERS

    The directors and executive officers of Cyanotech and their respective ages and positions with Cyanotech are set forth in the following table.

                   NAME                        AGE                      POSITION
------------------------------------------     ---     ------------------------------------------
Gerald R. Cysewski, Ph.D. ................     46      Chairman of the Board, President and Chief
                                                        Executive Officer
Ronald P. Scott...........................     41      Executive Vice President - Finance and
                                                        Administration, Secretary, Treasurer and
                                                        Director
Glenn Jensen..............................     37      Vice President - Operations
Kelly J. Moorhead.........................     40      Vice President - Sales and Marketing and
                                                        President, Nutrex, Inc.
Julian C. Baker...........................     29      Director
Eva R. Reichl.............................     77      Director
John T. Ushijima..........................     71      Director
Paul C. Yuen, Ph.D. ......................     67      Director

    DR. CYSEWSKI co-founded the Company in 1983 and has served as a director of the Company and as its Scientific Director since that time. Since March 1990, Dr. Cysewski has served as President and Chief Executive Officer of the Company and in October 1990 was also appointed to the position of Chairman of the Board. From 1988 to November 1990, he served as Vice Chairman of the Company. From 1980 to 1982 Dr. Cysewski was group leader of microalgae research and development at Battelle Northwest, a major contract research and development firm. From 1976 to 1980 Dr. Cysewski was an assistant professor in the Department of Chemical and Nuclear Engineering at the University of California, Santa Barbara, where he received a two-year grant from the National Science Foundation to develop a culture system for blue-green algae. Dr. Cysewski received his doctorate in Chemical Engineering from the University of California at Berkeley.

    MR. SCOTT was appointed to the Board of Directors of the Company (the "Board") in November 1995, has served as Executive Vice President - Finance and Administration since August 1995, and has served as Secretary and Treasurer since November 1990 and June 1990, respectively. From December 1990 until August 1995 Mr. Scott served as Vice President - Finance and Administration. From September 1990 to December 1990, Mr. Scott served as Controller. From 1989 to 1990, he was Assistant Controller for PRIAM Corporation, a manufacturer of Winchester disk drives. From 1980 to 1989, he served in various accounting management positions with Measurex Corporation, a manufacturer of industrial process control systems. Mr. Scott holds a B.S. degree in Finance and Management from California University, San Jose, and an M.B.A. degree from the University of Santa Clara.

    MR. JENSEN has served as Vice President - Operations since May 1993. He joined the Company in 1984 as Process Manager and was promoted to Production Manager in 1991, in which position he served until his promotion to Vice President - Operations. Prior to joining Cyanotech, Mr. Jensen worked for three years as a plant engineer at a Spirulina production facility, Cal-Alga near Fresno, California, which ceased to do business in 1983. Mr. Jensen holds a B.S. degree in Health Science from California State University, Fresno.

    MR. MOORHEAD has served as Vice President - Sales and Marketing and President of Nutrex, Inc. since December 1991. From August 1987 to December 1991, he served as Vice President - Production. Mr. Moorhead joined the Company as Production Biologist in December 1984. Prior to joining Cyanotech, Mr. Moorhead worked at the Oceanic Institute in Honolulu, Hawaii where he conducted research on production of Spirulina from agricultural wastes. Mr. Moorhead holds a B.S. degree in Aquatic Biology from the University of California, Santa Barbara.

    MR. BAKER has served as a director of the Company since November 1995. Mr. Baker is a portfolio manager for Laurence A. Tisch and Preston R. Tisch and for members of their family. Prior to his employment by the Tisch family, Mr. Baker was a member of The Clipper Group and its predecessors, CS First Boston Merchant Bank and First Boston Venture Capital. Mr. Baker is a graduate of Harvard University. Laurence A. Tisch and Preston R. Tisch are Co-Chairmen and Co-Chief Executive Officers of Loews Corporation and own approximately 32% of the outstanding shares of that corporation. Loews Corporation owns approximately 84% of the outstanding shares of CNA Financial Corporation. CNA Financial Corporation, through a wholly-owned subsidiary, is a significant stockholder of Cyanotech. See "Principal Stockholders."

    MS. REICHL has served as a director of the Company since August 1993. She is a private investor who has been involved in a variety of real estate and fruit-growing operations in the states of Florida and Washington during the past ten years.

    MR. USHIJIMA has served as a director of the Company since 1984. He has been a Partner in the law firm of Ushijima & Ushijima, Hilo, Hawaii, for over ten years. Mr. Ushijima is also a former Hawaii State Senator and currently serves as a member of the Board of Regents for the University of Hawaii.

    DR. YUEN has served as a director of the Company since August 1993. Dr. Yuen currently serves as Dean, College of Engineering, for the University of Hawaii at Manoa. From July 1992 to March 1993, Dr. Yuen was Acting President of the University of Hawaii. From 1989 to 1992, Dr. Yuen was Interim Senior Vice President for Academic Affairs, University of Hawaii at Manoa. Dr. Yuen holds M.S. and Ph.D. degrees in Electrical Engineering from the Illinois Institute of Technology.

    The Company's directors are elected at the annual stockholders' meeting and serve until their respective successors are elected or until death, resignation or removal. Officers are appointed by, and serve at the discretion of, the Board. There are no family relationships among any directors or executive officers of the Company.

BOARD COMMITTEES

    The Board has an Audit Committee and a Compensation and Stock Option Committee. The Board does not have a standing nominating committee. The present Audit Committee consists of Dr. Yuen, Mr. Ushijima and Ms. Reichl. The present Compensation and Stock Option Committee consists of Dr. Yuen, Mr. Ushijima and Ms. Reichl.

DIRECTOR COMPENSATION

    Each non-employee director is entitled to receive $500 per Board meeting attended and is reimbursed for all out-of-pocket costs incurred in connection with attendance at such meetings. In addition, each non-employee director (other than Mr. Baker) has received, pursuant to the Company's 1994 Non-Employee Directors Stock Option and Stock Grant Plan (the "Non-Employee Directors Plan"), options to purchase 3,000 shares of the Company's Common Stock. At the 1996 Annual Meeting of Stockholders, Mr. Baker and any other new non-employee director (in each case if continuing as a director) who has not received such a grant will receive a 10-year option to purchase 3,000 shares. Each non-employee director who has received such an option grant, at each subsequent annual meeting of stockholders, received or will receive under the Non-Employee Directors Plan an automatic grant of 2,000 shares of fully paid and non-assessable shares of Common Stock that are non-transferable for six months following the date of such grant. During the fiscal year ended March 31, 1995, each of the director nominees other than Mr. Cysewski was granted under the Non-Employee Directors Plan options to purchase 3,000 shares of Common Stock expiring in 2004 at $1.0625 per share, representing the fair market value of the shares on the date of grant.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company believes that its status as a Nevada corporation as well as certain provisions of its Restated Articles of Incorporation and Bylaws will be useful to attract and retain qualified persons as directors and officers. The Company's Restated Articles of Incorporation limit the liability of directors to the fullest extent permitted by Nevada law. This provision is intended to allow the Company's directors the benefit of Nevada Corporation Law which provides that directors of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of unlawful distributions. The Company's Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent provided by Nevada law.

    The Company has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

    There is no pending litigation or proceeding involving a director, officer, associate or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, associate or other agent.

EXECUTIVE COMPENSATION

  SUMMARY OF CASH AND OTHER COMPENSATION

    The following table sets forth the aggregate cash compensation paid by the Company for services rendered during the years ended March 31, 1995 (fiscal
1995),  March  31,  1994 (fiscal  1994)  and  December 31,  1992  (fiscal 1992), respectively, to the Company's Chief Executive Officer (the "Named Executive Officer"). No executive officer earned over $100,000. No executive officer who would have otherwise been includable in this table on the basis of salary and bonus earned for fiscal 1995 has resigned or terminated employment.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                ANNUAL COMPENSATION   COMPENSATION AWARDS
                                                                                      -------------------
                                                                --------------------      SECURITIES
                                                                 SALARY      BONUS        UNDERLYING
           NAME AND PRINCIPAL POSITION             FISCAL YEAR     ($)        ($)       OPTIONS/SARS(#)
-------------------------------------------------  -----------  ---------  ---------  -------------------
Gerald R. Cysewski                                       1995   $  86,809  $  10,000          11,000
  Chairman of the Board,                                 1994(1)    71,941    --              11,000
  President and Chief Executive Officer                  1992      69,000     --              --

------------------------

(1) The Company changed its fiscal year end from December 31 to March 31, effective March 31, 1994.

  STOCK OPTION GRANTS TO NAMED EXECUTIVE OFFICER

    The following table contains information concerning the grant of stock options made by the Company during the year ended March 31, 1995 to the Named Executive Officer.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                              INDIVIDUAL GRANTS
                                                             ---------------------------------------------------
                                                              NUMBER OF     PERCENT OF
                                                              SECURITIES       TOTAL
                                                              UNDERLYING   OPTIONS/ SARS   EXERCISE
                                                               OPTIONS/     GRANTED TO     OR BASE
                                                                 SARS      EMPLOYEES IN     PRICE     EXPIRATION
                           NAME                              GRANTED (#)    FISCAL YEAR     ($/SH)       DATE
-----------------------------------------------------------  ------------  -------------  ----------  ----------
Gerald R. Cysewski (1).....................................     11,000         11.1%       $0.9375     6/30/99

------------------------

(1) The options become exercisable in four equal and cumulative annual installments over the optionee's period of service with the Company, beginning one year after the June 30, 1994 grant date.

  OPTION EXERCISES AND HOLDINGS

    The following table provides information with respect to the Named Executive Officer and certain other officers concerning the exercise of options during the year ended March 31, 1995 and unexercised options held as of March 31, 1995. No stock appreciation rights were exercised during the year ended March 31, 1995 or outstanding as of March 31, 1995.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                          UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS/ SARS
                                                NUMBER OF               OPTIONS/SARS AT MARCH 31,
                                                  SHARES       VALUE               1995               AT MARCH 31, 1995 ($)
                                               ACQUIRED ON   REALIZED   --------------------------  --------------------------
                    NAME                       EXERCISE (#)     ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------------------------  ------------  ---------  -----------  -------------  -----------  -------------
Gerald R. Cysewski (1).......................       0            0           5,500        16,500             0     $   2,750
Ronald P. Scott (1)..........................       0            0          23,000        24,000         7,184         7,434
Glenn Jensen (1).............................       0            0          28,000        24,000         8,434         7,434
Kelly J. Moorhead (1)........................       0            0          34,000        25,000        10,308         8,058

------------------------
(1) Since March 31, 1995, the Company has granted to Dr. Cysewski and Messrs. Jensen, Moorhead and Scott, options to purchase 14,500, 12,000 and 13,000 shares of Common Stock, respectively. The options become exercisable in four equal and cumulative annual installments over the optionee's period of service with the Company, beginning one year after the August 10, 1995 grant date.

STOCK OPTION PLAN

    The Board adopted, and the stockholders approved, the 1995 Stock Option Plan (the "Plan") in August 1995. The Plan is the successor plan to the Company's 1985 Incentive Stock Option Plan (the "Prior Plan"). The Plan contains a discretionary grant program (the "Discretionary Grant Program"), under which associates and consultants may be granted options to purchase shares of the Company's Common Stock, and a discounted option grant program (the "Discounted Grant Program"), under which associates may elect to have a portion of their base salary reduced each year in return for options to purchase shares of Common Stock at a discount from current fair market value. Options granted under the Discretionary Grant Program may be either incentive stock options ("ISOs") designed to meet the requirements of Section 422 of the Internal Revenue Code or non-qualified options ("NQOs") which are not intended to satisfy such requirements. All grants under the Discounted Grant Program are NQOs.

    The Discretionary Grant Program and the Discounted Grant Program are administered by a committee (the "Committee") of two or more non-employee Board members appointed by the Board, presently the Compensation and Stock Option Committee. Under the Plan, 400,000 shares of the Company's Common Stock are reserved for issuance over the ten-year term of the Plan. Associates of the Company or its subsidiaries (including officers) and consultants are eligible to participate in the Plan. As of December 31, 1995, approximately 35 associates were eligible to participate in the Plan.

    The Committee may authorize loans or installment payments in order to assist optionees in financing the exercise of outstanding options under the Discretionary Grant Program or Discounted Grant Program on terms to be determined by the Committee. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Committee, over the optionee's period of service with the Company. As of December 31, 1995, no loans or installment payments had been authorized.

    There are currently outstanding options to purchase 101,000 and 213,475 shares of Common Stock under the Plan and the Prior Plan, respectively, with a weighted average exercise price per share of $2.32.

401(K) PLAN

    The Company sponsors a 401(k) Plan (the "401(k) Plan") under which eligible associates may contribute, on a pre-tax basis, up to 15% of the associate's total annual income from the Company, subject to certain Internal Revenue Code limitations. Associates may contribute 50% of their profit-sharing bonus to the 401(k) Plan. All contributions are allocated to the associate's individual account and are subject to a six-year vesting schedule based on years of service with the Company. All full-time associates who have attained age 18 are eligible to participate in the 401(k) Plan. See "Business -- Associates."

                              CERTAIN TRANSACTIONS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    STOCKHOLDERS AGREEMENT. In connection with the purchase by Eva R. Reichl in 1993 of 1,800,000 shares of the Company's Common Stock, certain holders of Common Stock, including Gerald R. Cysewski (the "Holders"), the Company and Ms. Reichl entered into a Stockholders Agreement dated as of May 17, 1993 (the "Stockholders Agreement"). Under the Stockholders Agreement, the parties agreed that without approval of a majority of the Holders' and Ms. Reichl's shares, the Company would not propose, and the Holders and Ms. Reichl would not vote for, any resolution, Bylaw change or other proposal that would increase the Company's Board of Directors to more than six members. In addition, the Company is obligated under the Stockholders Agreement to notify Ms. Reichl of any Board elections so that she may nominate one person for election as a director. At any Board election, the Holders and Ms. Reichl have agreed to vote their shares to elect such nominee. The Stockholders Agreement terminates when Ms. Reichl sells, transfers or disposes of any of the 1,800,000 shares acquired, other than by will, the laws of descent, or to any entity controlled by Ms. Reichl.

OTHER TRANSACTIONS

    SHARE CONVERSION AGREEMENT. In February 1996, the Company entered into a Preferred Stock Conversion and Registration Rights Agreement with Firemen's Insurance Company of Newark, NJ (an indirect wholly-owned subsidiary of CNA Financial Corporation) ("Firemen's Insurance"), a principal stockholder of the Company (the "Conversion Agreement"), for the conversion of the Company's Series A Preferred Stock into Common Stock effective upon the closing of this offering. Firemen's Insurance holds 1,250,000 shares of the Company's Series A Preferred Stock (the "Series A Shares"), constituting all the Series A Shares currently issued and outstanding, which shares were convertible into 250,000 shares of Common Stock until February 28, 1995. Pursuant to the Conversion Agreement, Firemen's Insurance has agreed to convert the Series A Shares into 250,000 shares of Common Stock, which conversion ratio was determined in accordance with an independent valuation. Firemen's Insurance has agreed, subject to certain limited exceptions, not to offer, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable for, or any rights to purchase or acquire, Common Stock owned by them through the date 120 days after the date of the closing of this offering. In addition, the Company has granted to Firemen's Insurance certain "piggy-back" registration rights with respect to the shares of Common Stock issuable upon conversion of the Series A Shares and the shares of Common Stock issuable upon conversion of the Company's Series C Preferred Stock held by Firemen's Insurance. See "Shares Eligible for Future Sale -- Registration Rights."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1995 and as adjusted to reflect the sale of shares of Common Stock offered hereby by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company, (ii) the Named Executive Officer,
(iii) each director and (iv) all directors and executive officers as a group.

                                                                                                PERCENTAGE OF SHARES
                                                                                                   OUTSTANDING(1)
                                                                                SHARES        ------------------------
NAME AND ADDRESS                                                             BENEFICIALLY       BEFORE        AFTER
OF BENEFICIAL OWNER                                                              OWNED         OFFERING     OFFERING
-------------------------------------------------------------------------  -----------------  -----------  -----------
Gerald R. Cysewski, Ph.D. (2)............................................         473,308(3)         3.4%         3.1%
Ronald P. Scott (2)......................................................          34,750(4)           *            *
Julian C. Baker (2)......................................................              --(5)          --           --
Eva R. Reichl (2)........................................................       1,805,000           13.1         11.8
John T. Ushijima (2).....................................................         283,600(6)         2.1          1.9
Paul C. Yuen (2).........................................................          13,100(7)           *            *
B. Michael Pisani........................................................         855,573(8)         6.0          5.4
 44 Lake Road
 Short Hills, NJ 07078
CNA Financial Corporation................................................       3,408,641(9)        24.8         22.4
 CNA Plaza
 Chicago, IL 60685
American Cyanamid Company................................................         699,730(10)        5.1          4.6
 (a wholly-owned subsidiary of American Home
  Products Corporation)
 One Cyanamid Plaza
 Wayne, NJ 07470
All directors and executive officers as a group (8 persons)(5)(11).......       2,670,658           19.3         17.4

--------------------------
*   Less than 1.0%.

(1) Reflects the pro forma capitalization of the Company at December 31, 1995, assuming for all percentages presented full conversion of all outstanding shares of Series A Preferred Stock and Series C Preferred Stock into shares of Common Stock (13,732,460 issued and outstanding before the offering; 15,232,460 issued and outstanding after the offering). See "Capitalization." For each person, also assumes as outstanding options and warrants exercisable by such person within 60 days of December 31, 1995.

(2) Address is c/o Cyanotech Corporation, 73-4460 Queen Kaahumanu Hwy., Suite 102, Kailua-Kona, HI 96740.

(3) Includes options exercisable within 60 days of December 31, 1995 for 11,000 shares of Common Stock.

(4) Includes options exercisable within 60 days of December 31, 1995 for 22,250 shares of Common Stock.

(5) Does not include 250,000 shares held by Firemen's Insurance Company of Newark, NJ ("Firemen's Insurance"), 183,486 shares held by National-Ben Franklin Company of Illinois ("National-Ben Franklin") and 2,975,155 shares of Common Stock issuable upon conversion of 595,031 shares of Series C Preferred Stock held by Firemen's Insurance. Mr. Baker is the director nominee (relating to the Series A Preferred Stock which is being converted to Common Stock as of the closing of this offering) of CNA Financial Corporation, the parent company of Firemen's Insurance and National-Ben Franklin, and disclaims beneficial ownership of such shares.

(6) Includes options exercisable within 60 days of December 31, 1995 for 3,000 shares of Common Stock.

(7) Includes options exercisable within 60 days of December 31, 1995 for 3,000 shares of Common Stock.

(8) Includes warrants exercisable within 60 days of December 31, 1995 for 561,816 shares of Common Stock.

(9) Represents 250,000 shares held by Firemen's Insurance, 183,486 shares held by National-Ben Franklin and 2,975,155 shares of Common Stock issuable upon conversion of 595,031 shares of Series C Preferred Stock held by Firemen's
    Insurance. National-Ben Franklin and Firemen's Insurance are indirect wholly-owned subsidiaries of CNA Financial Corporation. Firemen's Insurance holds approximately 81.0% of the Series C Preferred Stock.

(10) Represents 699,730 shares of Common Stock issuable upon conversion of 139,946 shares of Series C Preferred Stock. American Cyanamid Company holds approximately 19.0% of the Series C Preferred Stock.

(11) Includes 85,250 shares issuable under options and warrants to purchase shares of Common Stock exercisable within 60 days of December 31, 1995 to:
    Gerald R. Cysewski (11,000 shares); Ronald P. Scott (22,250); John T. Ushijima (3,000 shares); Paul C. Yuen (3,000 shares); and 46,000 shares issuable to other executive officers.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 18,000,000 shares of Common Stock, $0.005 par value per share, of which 9,807,575 shares of Common Stock were issued and outstanding as of December 31, 1995 (10,057,575 shares issued and outstanding, assuming full conversion of the Series A Preferred Stock effective on the closing of this offering), and 5,000,000 shares of Preferred Stock, $0.001 par value per share, 734,977 shares of which are designated as Series C Preferred Stock, and are currently issued and outstanding.

COMMON STOCK

    Subject to the rights of holders of Preferred Stock, the holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time lawfully determine. Each holder of Common Stock is entitled to one vote for each share held. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they be annual or special, is not permitted. The Common Stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. Subject to the rights of holders of any outstanding Preferred Stock, upon liquidation, dissolution or winding up of the Company, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the Common Stock at that time outstanding. The Common Stock presently outstanding is, and the Common Stock issued in this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    Preferred  Stock  may  be issued  in  series  from time  to  time  with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, to the extent that such are not fixed in the Company's Restated Articles of Incorporation, as the Board determines. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board may authorize the issuance of Preferred Stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

    The Company's 8% Cumulative, Convertible Preferred Shares -- Series C (the "Series C Shares") are convertible at the option of the holders thereof into Common Stock at the rate of five shares of Common Stock for one share of Preferred Stock through February 23, 2000, after which date the conversion feature is no longer applicable. Holders of 21,030 Series C Shares elected to convert such shares into 105,150 shares of Common Stock during the year ended March 31, 1995. Series C Shares have voting rights equal to the number of shares of Common Stock into which they are convertible and have a preference in liquidation over all other series of preferred stock of five dollars per share plus any accumulated but unpaid dividends. Holders of Series C Shares are entitled to cumulative annual dividends at the rate of $.40 per share if and when declared by the Board; cumulative dividends in arrears as of December 31, 1995 amounted to $1.9 million ($2.563 per share). Upon conversion of Series C Shares, cumulative dividends in arrears on converted shares are no longer payable. Each share of Series C Preferred Stock entitles holders to voting power equal to the voting power of the number of shares of Common Stock into which the shares of Series C Preferred Stock may be converted. Holders of Series C Preferred Stock are entitled to vote on all matters on which holders of shares of Common Stock are entitled to vote. The consent of holders of a majority of the outstanding Series C Shares is required to change the powers, preferences or rights of the Series C Shares, sell all or substantially all of the Company's assets or merge the Company. The Series C Shares were originally issued with a redemption feature. Terms of the Series C Shares were modified in February 1991 to eliminate the redemption feature.

    The Company has no present intention to issue any additional shares of Preferred Stock.

WARRANTS

    As of December 31, 1995, the Company had warrants outstanding to acquire 997,000 shares of the Company's Common Stock. The warrants were issued in consideration for loans to the Company, in consideration for and in recognition of services performed, and to certain individuals who guaranteed notes payable by the Company. Warrants granted for loans, services and guarantees were granted with exercise prices not lower than the fair market value of the Company's Common Stock on the date of grant. These outstanding warrants are exercisable at prices ranging from $.40 to $1.00 per share, with a weighted average price per share of $.458, and expire on various dates from 1996 to 1999.

NEVADA ANTI-TAKEOVER LAWS AND CERTAIN CHARTER PROVISIONS

    Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411-78.444, which applies to Nevada corporations having at least 200 stockholders, prohibits an "interested stockholder" from entering into a
"combination" with the corporation, unless certain conditions are met. A "combination" includes (a) any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder," having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation,
(c) any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder," (e) certain transactions which would have the effect of in increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder," or (f) the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder." An "interested stockholder" is a person who (i) directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

    A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the Articles of Incorporation are met and either (a) (i) the board of directors of the corporation approves, prior to such person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder" or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.

    Nevada's "Control Share Acquisition Statute," Nevada Revised Statute Section78.378-78.379, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada. The Company does not intend to "do business" in Nevada within the meaning of the Control Share Acquisition Statute. Therefore, it is unlikely that the Control Share Acquisition Statute will apply to the Company. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror's shares for redemption. The Company's Restated Articles of Incorporation and Bylaws do not currently permit it to call an acquiror's shares for redemption under these circumstances. The Control Share Acquisition Statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute).

    The provisions described above, together with the ability of the Board of Directors to issue Preferred Stock as described under "Preferred Stock," may have the effect of delaying or deterring a change in the control or management of the Company. See "Risk Factors -- Effect of Anti-Takeover Provisions."

LISTING

    The Company's Common Stock is currently listed on The Nasdaq SmallCap Market under the symbol "CYAN." Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the same symbol.

TRANSFER AGENT AND REGISTRAR

    First Interstate Bank of Washington, N.A. is the registrar and transfer agent of the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

    After the closing of the offering, 7,209,212 shares of Common Stock, including the 1,500,000 shares offered hereby, will be freely tradable without restriction under the Securities Act, except for any shares purchased or held by affiliates of the Company, which will be subject to certain resale limitations of Rule 144 promulgated under the Securities Act. Of the 13,732,460 shares of Common Stock held by the existing stockholders (assuming conversion of the Company's Series C Preferred Stock), 7,460,748 shares are subject to lock-up agreements with the Underwriters. The directors, executive officers and stockholders of the Company who hold such shares have agreed, subject to certain limited exceptions, not to offer, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable for, or any rights to purchase or acquire, Common Stock owned by them for the 120-day period after the closing of this offering without the prior written consent of Van Kasper & Company. Van Kasper & Company may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. No predictions can be made as to the effect, if any, that market sales of Common Stock or the availability of Common Stock for sale will have on the market price prevailing from time to time. Sale of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. See "Risk Factors -- Shares Eligible for Future Sale."

    After the expiration of the lock-up period, the shares subject to such lock-up agreements will become eligible for sale subject, with respect to approximately 6,611,018 of those shares, to the provisions of Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who, together with any previous holder who is not an affiliate of the Company, has beneficially owned restricted shares of at least two years, including persons who may be deemed "affiliates" of the Company, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale, and who, together with any previous holder who is not an affiliate of the Company, has beneficially owned restricted shares for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

    The Company has reserved 400,000 shares of Common Stock for issuance under the 1995 Stock Option Plan, options to purchase 101,000 shares of which have been granted. The Company also has outstanding options to purchase 213,475 shares, which options were granted under the 1985 Incentive Stock Option Plan. In addition, the Company has options outstanding to purchase 9,000 shares under the 1994 Non-Employee Directors Stock Option and Stock Grant Plan and other non-qualified options outstanding to purchase 102,000 shares of Common Stock. The Company has filed registration statements under the Securities Act covering an aggregate of 800,000 shares of Common Stock under the Company's 1995 Stock Option Plan and 1985 Incentive Stock Option Plan. Shares issued upon the exercise of stock options or previously issued on exercise, generally will be available for sale in the open market subject to Rule 144 volume limitations applicable to affiliates and the lock-up agreements with Van Kasper & Company described above.

REGISTRATION RIGHTS

    In connection with a Joint Venture Agreement consummated August 31, 1994, between Hauser Chemical Research, Inc. ("Hauser") and the Company, Hauser purchased 96,969 shares of the Company's Common Stock and the Company granted certain demand and "piggy-back" registration rights to Hauser covering the 96,969 shares of Common Stock pursuant to a Registration Rights Agreement dated as of August 31, 1994. Under the agreement, Hauser may, subject to certain limitations, require the Company to register shares of such Common Stock under the Securities Act to enable it to sell such shares to the public. In addition, whenever the Company proposes to register any of its securities under the Securities Act (other than registrations in connection with stock option plans and certain other registrations), Hauser may require the Company, subject to certain limitations, to include all or any portion of such shares of Common Stock in the registration. The Company generally is required to bear all costs incurred in connection with the "piggy-back" registrations other than underwriting discounts and commissions payable with respect to the Common Stock and fees of counsel to the holders of the Common Stock, and Hauser is generally required to bear all costs incurred in connection with the demand registrations. Hauser has agreed, subject to certain limited exceptions, not to offer, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable for, or any rights to purchase or acquire, Common Stock owned by them through the date 120 days after the date of the closing of this offering.

    The Company has granted to Firemen's Insurance and American Cyanamid certain "piggy-back" registration rights with respect to the shares of Common Stock issuable upon conversion of the Series A Shares and the Series C Shares, amounting to 4,108,371 shares of Common Stock on a fully-diluted basis. Whenever the Company proposes to register any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than registrations in connection with stock option plans and certain other registrations), Firemen's Insurance and American Cyanamid may require the Company, subject to certain limitations, to include all or any portion of the Common Stock acquired pursuant to the conversion of Series A Shares and Series C Shares in such registration. The Company generally is required to bear all costs incurred in connection with such registrations other than underwriting discounts and commissions payable with respect to the Common Stock and fees of counsel to the holders of the Common Stock. In connection with and in consideration of the granting of such registration rights, Firemen's Insurance and American Cyanamid have agreed, subject to certain limited exceptions, not to offer, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable for, or any rights to purchase or acquire, Common Stock owned by them through the date 120 days after the date of the closing of this offering. See "Certain Transactions -- Other Transactions."

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their representative, Van Kasper & Company (the "Representative"), have severally agreed to purchase from the Company the number of shares of Common Stock set forth opposite their names below:

                                                                               NUMBER OF
NAME                                                                             SHARES
-----------------------------------------------------------------------------  ----------
Van Kasper & Company.........................................................

                                                                               ----------
Total........................................................................   1,500,000
                                                                               ----------
                                                                               ----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the underwriters will purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Underwriters propose to offer the Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus and to certain
selected  dealers at this price  less a concession not in  excess of $       per
share. The Underwriters may allow and such dealers may reallow a concession  not
in excess of $      per share to certain other dealers.

    The Company has granted an option to the Underwriters, exercisable by the Representative within 30 days after the date of this Prospectus, to purchase up to 225,000 additional shares of Common Stock at the initial offering price, less underwriting discounts and commissions. The Representative may exercise the over-allotment option solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent that the over-allotment option is exercised, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of the additional shares as the number of shares to be purchased and offered by that Underwriter in the above table bears to the total.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Representative has informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    Certain stockholders, representing in the aggregate 7,460,748 shares of Common Stock (assuming conversion of the Company's Series C Preferred Stock) and the holders of options to purchase 85,250 shares of Common Stock have agreed pursuant to such lock-up agreements, subject to certain limited exceptions, not to offer, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable for, or any rights to purchase or acquire, Common Stock owned by them for the 120-day period after the closing of this offering without the prior written consent of the Representative. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed that for a period of 120 days after the date of this Prospectus, it will not, without the prior written consent of the Representative, issue, offer, sell, grant options to purchase or otherwise dispose of any equity securities or securities convertible into or exchangeable for equity securities except for (i) shares of Common Stock offered hereby, (ii) shares of Common Stock issued pursuant to the exercise of outstanding options and warrants, (iii) shares of Common Stock issued pursuant to the conversion of Preferred Stock and (iv) options granted to its associates, officers, directors and consultants so long as none of such options become exercisable during said 120-day period. Sales of such shares in the future could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

    The Company has agreed to pay the Representative a non-accountable expense allowance of 1.0% of the total proceeds of the offering.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Woodburn and Wedge, Reno, Nevada. Certain legal matters in connection with this offering will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Heller Ehrman White & McAuliffe, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of Cyanotech Corporation and its subsidiary as of March 31, 1995 and March 31, 1994, and for each of the years in the two-year period ended March 31, 1995, have been included herein and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    Cyanotech  is  subject  to  the  reporting  requirements  of  the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed a registration statement on Form SB-2 (herein, together with all amendments and exhibits referred to as the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information, exhibits and schedules set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement, exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, if such contract or document is filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement being qualified in all respects by such reference to such exhibit. Copies of such materials may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center (13th Floor), New York, New York 10019. The Company's Common Stock is quoted on The Nasdaq SmallCap Market. Reports, proxy statements and other information concerning the Company may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                             CYANOTECH CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-2
Consolidated Balance Sheets at March 31, 1994 and 1995 and at December 31, 1995 (unaudited)................        F-3
Consolidated Statements of Income for the Years Ended March 31, 1994 and 1995 and for the Nine Months Ended
 December 31, 1994 and 1995 (unaudited)....................................................................        F-4
Consolidated Statements of Stockholders' Equity for the Years Ended March 31, 1994 and 1995 and the Nine
 Months Ended December 31, 1995 (unaudited)................................................................        F-5
Consolidated Statements of Cash Flows for the Years Ended March 31, 1994 and 1995 and for the Nine Months
 Ended December 31, 1994 and 1995 (unaudited)..............................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Cyanotech Corporation:

    We have audited the accompanying consolidated balance sheets of Cyanotech Corporation and subsidiary as of March 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cyanotech Corporation and subsidiary as of March 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Honolulu, Hawaii
May 3, 1995

                             CYANOTECH CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                 MARCH 31, 1994 AND 1995 AND DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                ASSETS (NOTE 4)

                                                                                       MARCH 31,
                                                                                  --------------------  DECEMBER 31,
                                                                                    1994       1995         1995
                                                                                  ---------  ---------  -------------
                                                                                                         (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.....................................................  $     866  $     496    $     776
  Accounts receivable...........................................................        462        648        1,291
  Inventories (note 2)..........................................................        398        375          275
  Prepaid expenses..............................................................          7          5           32
                                                                                  ---------  ---------       ------
    Total current assets........................................................      1,733      1,524        2,374
Equipment and leasehold improvements, net (note 3)..............................      3,365      4,635        7,204
Other assets....................................................................         34         53           71
                                                                                  ---------  ---------       ------
    Total assets................................................................  $   5,132  $   6,212    $   9,649
                                                                                  ---------  ---------       ------
                                                                                  ---------  ---------       ------


                                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt (note 4).................................  $      13  $       7    $     175
  Current maturities of capital lease obligations (note 5)......................         26         58          123
  Accounts payable..............................................................        566        629          700
  Accrued expenses and other (note 7)...........................................        258        230          372
                                                                                  ---------  ---------       ------
    Total current liabilities...................................................        863        924        1,370
Long-term debt, excluding current maturities (note 4)...........................          7     --              550
Obligations under capital lease, excluding current maturities (note 5)..........        102        184          358
                                                                                  ---------  ---------       ------
    TOTAL LIABILITIES...........................................................        972      1,108        2,278
                                                                                  ---------  ---------       ------
STOCKHOLDERS' EQUITY:
  Preferred stock (note 8)......................................................          2          2            2
  Common stock of $.005 par value; authorized 18,000,000 shares; outstanding
   8,736,506 shares at March 31, 1994, 9,051,325 shares at March 31, 1995 and
   9,807,575 shares at December 31, 1995........................................         44         45           49
  Additional paid-in capital....................................................     12,042     12,216       12,720
  Accumulated deficit...........................................................     (7,898)    (7,129)      (5,400)
                                                                                  ---------  ---------       ------
                                                                                      4,190      5,134        7,371
  Less -- treasury stock, 30,000 common shares at cost..........................         30         30       --
                                                                                  ---------  ---------       ------
    Total stockholders' equity..................................................      4,160      5,104        7,371
                                                                                  ---------  ---------       ------
Commitments and contingencies (notes 5, 8 and 12)
    Total liabilities and stockholders' equity..................................  $   5,132  $   6,212    $   9,649
                                                                                  ---------  ---------       ------
                                                                                  ---------  ---------       ------

          See accompanying notes to consolidated financial statements.

                             CYANOTECH CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                    YEARS ENDED MARCH 31, 1994 AND 1995 AND
                  NINE MONTHS ENDED DECEMBER 31, 1994 AND 1995
                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                    YEAR ENDED MARCH 31,     NINE MONTHS ENDED
                                                                                                DECEMBER 31,
                                                                    --------------------  ------------------------
                                                                      1994       1995        1994         1995
                                                                    ---------  ---------  -----------  -----------
                                                                                          (UNAUDITED)  (UNAUDITED)
NET SALES (note 10)...............................................  $   2,697  $   4,150   $   2,921    $   5,972
COST OF SALES.....................................................      1,495      2,275       1,582        2,784
                                                                    ---------  ---------  -----------  -----------
    GROSS PROFIT..................................................      1,202      1,875       1,339        3,188
                                                                    ---------  ---------  -----------  -----------
OPERATING EXPENSES:
  Research and development........................................         59        171          93          243
  General and administrative......................................        604        685         504          862
  Sales and marketing.............................................        319        301         208          302
                                                                    ---------  ---------  -----------  -----------
    Total operating expenses......................................        982      1,157         805        1,407
                                                                    ---------  ---------  -----------  -----------
    Income from operations........................................        220        718         534        1,781
                                                                    ---------  ---------  -----------  -----------
OTHER INCOME (EXPENSE):
  Interest income.................................................         13         17          12           19
  Interest expense................................................        (16)       (27)        (19)         (63)
  Other income, net...............................................         22         98          13       --
  Proportionate share of loss of joint venture (note 6)...........        (35)       (37)        (37)      --
                                                                    ---------  ---------  -----------  -----------
    Total other income (expense)..................................        (16)        51         (31)         (44)
                                                                    ---------  ---------  -----------  -----------
    Net income before income taxes................................        204        769         503        1,737
Provision for income taxes........................................     --         --          --               (8)
                                                                    ---------  ---------  -----------  -----------
NET INCOME........................................................  $     204  $     769   $     503    $   1,729
                                                                    ---------  ---------  -----------  -----------
                                                                    ---------  ---------  -----------  -----------
NET INCOME PER COMMON SHARE.......................................  $    0.02  $    0.05   $    0.04    $    0.12
                                                                    ---------  ---------  -----------  -----------
                                                                    ---------  ---------  -----------  -----------
Weighted average number of common shares and common share
 equivalents......................................................     13,330     13,589      13,907       14,452
                                                                    ---------  ---------  -----------  -----------
                                                                    ---------  ---------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                             CYANOTECH CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      YEARS ENDED MARCH 31, 1994 AND 1995
              AND NINE MONTHS ENDED DECEMBER 31, 1995 (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                       PREFERRED STOCK
                                           (NOTE 8)            COMMON STOCK      ADDITIONAL
                                     --------------------  --------------------    PAID-IN     ACCUMULATED    TREASURY
                                      SHARES    PAR VALUE   SHARES    PAR VALUE    CAPITAL       DEFICIT        STOCK
                                     ---------  ---------  ---------  ---------  -----------  -------------  -----------
BALANCES AT MARCH 31, 1993.........  2,118,507  $       2  6,260,197  $      31   $   9,665     $  (8,102)    $     (30)
Common stock issued for cash, net
 of costs of $24...................     --         --      2,350,000         12       2,314        --            --
Exercise of warrants for cash......     --         --         83,000          1          37        --            --
Exercise of stock options for
 cash..............................     --         --          3,300     --               2        --            --
Common stock issued in satisfaction
 of debt...........................     --         --         40,000     --              24        --            --
Other..............................     --         --              9     --          --            --            --
Net income.........................     --         --         --         --          --               204        --
                                     ---------  ---------  ---------  ---------  -----------  -------------       -----
BALANCES AT MARCH 31, 1994.........  2,118,507          2  8,736,506         44      12,042        (7,898)          (30)
Common stock issued for cash, net
 of costs of $6....................     --         --        146,969          1         144        --            --
Exercise of warrants for cash......     --         --         38,400     --              24        --            --
Exercise of stock options for
 cash..............................     --         --          4,300     --               3        --            --
Conversion of 21,030 shares of
 Series C preferred stock to
 105,150 shares of common stock....    (21,030)    --        105,150     --          --            --            --
Conversion of 100,000 shares of
 Series E preferred stock to 20,000
 shares of common stock............   (100,000)    --         20,000     --          --            --            --
Issuance of common stock warrants
 for services......................     --         --         --         --               3        --            --
Net income.........................     --         --         --         --          --               769        --
                                     ---------  ---------  ---------  ---------  -----------  -------------       -----
BALANCES AT MARCH 31, 1995.........  1,997,477          2  9,051,325         45      12,216        (7,129)          (30)
Exercise of warrants for cash......     --         --        695,200          4         420        --            --
Exercise of stock options for
 cash..............................                           80,550                     74
Issuance of stock grants to non-
 employee directors................     --         --          8,000     --              40        --            --
Exchange of 12,500 shares of Series
 B preferred stock for 2,500 shares
 of common stock...................    (12,500)    --          2,500     --          --            --            --
Retire 30,000 shares of treasury
 stock.............................     --         --        (30,000)    --             (30)       --                30
Net income.........................     --         --         --         --          --             1,729        --
                                     ---------  ---------  ---------  ---------  -----------  -------------       -----
BALANCES AT DECEMBER 31, 1995
 (unaudited).......................  1,984,977  $       2  9,807,575  $      49   $  12,720     $  (5,400)    $  --
                                     ---------  ---------  ---------  ---------  -----------  -------------       -----
                                     ---------  ---------  ---------  ---------  -----------  -------------       -----


                                         TOTAL
                                     STOCKHOLDERS'
                                        EQUITY
                                     -------------
BALANCES AT MARCH 31, 1993.........    $   1,566
Common stock issued for cash, net
 of costs of $24...................        2,326
Exercise of warrants for cash......           38
Exercise of stock options for
 cash..............................            2
Common stock issued in satisfaction
 of debt...........................           24
Other..............................       --
Net income.........................          204
                                          ------
BALANCES AT MARCH 31, 1994.........        4,160
Common stock issued for cash, net
 of costs of $6....................          145
Exercise of warrants for cash......           24
Exercise of stock options for
 cash..............................            3
Conversion of 21,030 shares of
 Series C preferred stock to
 105,150 shares of common stock....       --
Conversion of 100,000 shares of
 Series E preferred stock to 20,000
 shares of common stock............       --
Issuance of common stock warrants
 for services......................            3
Net income.........................          769
                                          ------
BALANCES AT MARCH 31, 1995.........        5,104
Exercise of warrants for cash......          424
Exercise of stock options for
 cash..............................           74
Issuance of stock grants to non-
 employee directors................           40
Exchange of 12,500 shares of Series
 B preferred stock for 2,500 shares
 of common stock...................       --
Retire 30,000 shares of treasury
 stock.............................       --
Net income.........................        1,729
                                          ------
BALANCES AT DECEMBER 31, 1995
 (unaudited).......................    $   7,371
                                          ------
                                          ------

          See accompanying notes to consolidated financial statements.

                             CYANOTECH CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      YEARS ENDED MARCH 31, 1994 AND 1995
                AND NINE MONTHS ENDED DECEMBER 31, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                    YEAR ENDED MARCH 31,     NINE MONTHS ENDED
                                                                                                DECEMBER 31,
                                                                    --------------------  ------------------------
                                                                      1994       1995        1994         1995
                                                                    ---------  ---------  -----------  -----------
                                                                                          (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................  $     204  $     769   $     503    $   1,729
  Adjustments to reconcile net income to net cash provided by operating activities:
    Proportionate share of loss of joint venture..................         35         37          37       --
    Depreciation and amortization.................................        253        338         234          356
    Net (increase) decrease in:
      Accounts receivable.........................................        (77)      (186)         (5)        (643)
      Inventories.................................................       (159)        23         (43)         100
      Prepaid expenses and other assets...........................         33        (17)        (40)         (45)
    Net increase (decrease) in:
      Accounts payable............................................        283         63        (152)          71
      Accrued expenses and other..................................         63        (28)         45          142
                                                                    ---------  ---------  -----------  -----------
        Net cash provided by operating activities.................        635        999         579        1,710
                                                                    ---------  ---------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in equipment and leasehold improvements..............     (1,770)    (1,442)       (982)      (2,622)
  Investment in joint venture.....................................        (35)       (37)        (37)      --
                                                                    ---------  ---------  -----------  -----------
        Net cash used in investing activities.....................     (1,805)    (1,479)     (1,019)      (2,622)
                                                                    ---------  ---------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock......................      2,366        175         174          538
  Proceeds from issuance of long-term debt........................     --         --          --              750
  Principal payments on capital lease obligations.................        (10)       (52)        (38)         (64)
  Principal payments on long-term debt............................       (532)       (13)        (10)         (32)
                                                                    ---------  ---------  -----------  -----------
        Net cash provided by financing activities.................      1,824        110         126        1,192
                                                                    ---------  ---------  -----------  -----------
        Net increase (decrease) in cash and cash equivalents......        654       (370)       (314)         280
Cash and cash equivalents at beginning of period..................        212        866         866          496
                                                                    ---------  ---------  -----------  -----------
Cash and cash equivalents at end of period........................  $     866  $     496   $     552    $     776
                                                                    ---------  ---------  -----------  -----------
                                                                    ---------  ---------  -----------  -----------
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest........................  $      18  $      26   $      20    $      25
                                                                    ---------  ---------  -----------  -----------
                                                                    ---------  ---------  -----------  -----------
  Non-cash investing and financing activities:
    Equipment leased under capital lease obligation...............  $     133  $     166   $     167    $     303
                                                                    ---------  ---------  -----------  -----------
                                                                    ---------  ---------  -----------  -----------
    Common stock issued in satisfaction of debt...................  $      24  $  --       $  --        $  --
                                                                    ---------  ---------  -----------  -----------
                                                                    ---------  ---------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                             CYANOTECH CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      YEARS ENDED MARCH 31, 1994 AND 1995
            AND FOR THE NINE MONTHS ENDED DECEMBER 31, 1994 AND 1995
                    (INFORMATION AS OF DECEMBER 31, 1995 AND
           NINE MONTHS ENDED DECEMBER 31, 1994 AND 1995 IS UNAUDITED)
                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(1) SUMMARY OF ACCOUNTING POLICIES

    (a) Description of Business

    Cyanotech Corporation is engaged in the identification and wholesale commercialization of high-value chemicals, nutritional additives and related products derived from blue-green (cyanobacteria) and other algae. Cyanotech Corporation is dependent, to an extent, upon the health food and medical diagnostic industry sectors.

    (b) Principles of Consolidation

    The Company consolidates enterprises in which it has a controlling financial interest. The accompanying consolidated financial statements include the accounts of Cyanotech Corporation and its wholly-owned subsidiary, Nutrex, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

    (c) Cash Equivalents

    For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt investments purchased with original maturities of three months or less to be cash equivalents.

    (d) Inventories

    Inventories are stated at the lower of cost (which approximates first-in, first-out) or market.

    (e) Equipment and Leasehold Improvements

    Owned equipment and leasehold improvements are stated at cost. Equipment under capital lease is stated at the lower of the present value of minimum lease payments or fair value of the equipment at the inception of the lease. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

                                                                                  ESTIMATED
                                                                                USEFUL LIVES
                                                                               ---------------
Equipment....................................................................    3 to 10 years
Leasehold improvements.......................................................       lease term
Furniture and fixtures.......................................................          7 years
Equipment under capital lease................................................       lease term

    Amortization of equipment under capital lease is included in depreciation and amortization expense in the accompanying consolidated financial statements.

    (f) Investments in Joint Ventures

    Investments in joint ventures and other investments for which the Company has the ability to exercise significant influence over the operating and financing policies of the enterprise are accounted for under the equity method.

    (g) Net Income Per Common Share

    Net income per common share is computed based on net income after preferred stock dividend requirements and the weighted average number of common shares outstanding during the year, adjusted to

                             CYANOTECH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF ACCOUNTING POLICIES (CONTINUED) reflect the assumed exercise of outstanding stock options and warrants and the conversion of preferred stock to the extent such items have a dilutive effect on the computation. Fully diluted net income per common share is not materially different from primary net income per common share.

    (h) Income Taxes

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    (i) Accounting Changes -- Future Implementation

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows derived from an asset is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of that loss would be based on the fair value of the asset.

    Generally, SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell.

    The provisions of SFAS No. 121 must be adopted by the Company no later than April 1, 1996. The Company has not determined when it will adopt the provisions of SFAS No. 121 but does not expect adoption to have a material effect on the Company's consolidated financial condition or results of operations.

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a new, fair value based method of measuring stock-based compensation, but does not require an entity to adopt the new method for preparing its basic financial statements. For entities not adopting the new method for preparing basic financial statements, SFAS No. 123 requires disclosure in the footnotes of pro forma net earnings and earnings per share information as if the fair value based method had been adopted. Adoption of SFAS No. 123 is required no later than the Company's year ending March 31, 1997. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 31, 1995. The Company will comply with the disclosure requirements of SFAS No. 123 in its financial statements for its year ending March 31, 1997.

(2) INVENTORIES
    Inventories consists of the following as of March 31, 1994 and 1995 and December 31, 1995:

                                                                       MARCH 31,
                                                                  --------------------   DECEMBER 31,
                                                                    1994       1995          1995
                                                                  ---------  ---------  ---------------
Raw materials...................................................  $      15  $      29     $      67
Work in process.................................................        105        105           105
Finished goods..................................................        192        171            33
Supplies........................................................         86         70            70
                                                                  ---------  ---------         -----
                                                                  $     398  $     375     $     275
                                                                  ---------  ---------         -----
                                                                  ---------  ---------         -----

                             CYANOTECH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET
    Equipment and leasehold improvements consists of the following as of March 31, 1994 and 1995 and December 31, 1995:

                                                                 MARCH 31,
                                                            --------------------  DECEMBER 31,
                                                              1994       1995         1995
                                                            ---------  ---------  ------------
Equipment.................................................  $   2,221  $   2,622   $    2,995
Leasehold improvements....................................      2,638      3,648        6,028
Furniture and fixtures....................................         28         31           36
Equipment under capital lease (note 5)....................        133        299          602
                                                            ---------  ---------  ------------
                                                                5,020      6,600        9,661
Less accumulated depreciation and amortization............     (2,201)    (2,539)      (2,895)
Construction in-progress..................................        546        574          438
                                                            ---------  ---------  ------------
    Equipment and leasehold improvements, net.............  $   3,365  $   4,635   $    7,204
                                                            ---------  ---------  ------------
                                                            ---------  ---------  ------------

(4) LONG-TERM DEBT
    Long-term debt consists of the following as of March 31, 1994 and 1995 and December 31, 1995:

                                                                                                       MARCH 31,
                                                                                                      ------------  DECEMBER 31,
                                                                                                      1994   1995       1995
                                                                                                      -----  -----  ------------
Note payable at 5% to the State of Hawaii, Department of Agriculture, in annual installments of $14,
 including interest; final payment due September 1995...............................................  $  20  $   7     $--
Notes payable at the London Interbank Offered Rate (LIBOR) plus 2%, adjusted quarterly; principal
 payments of $37.5 due quarterly....................................................................   --     --         725
Less current maturities of long-term debt...........................................................    (13)    (7)     (175)
                                                                                                      -----  -----     -----
    Long-term debt, excluding current maturities....................................................  $   7  $--       $ 550
                                                                                                      -----  -----     -----
                                                                                                      -----  -----     -----

    Note payable to the State of Hawaii, Department of Agriculture was secured by substantially all of the Company's assets.

    On April 1, 1995, the Company executed a $250 note, payable in principal installments of $12.5 each quarter, plus interest, with principal and interest payments satisfied by delivering to the lender an equivalent market value amount of salable product or cash (at the lender's option). The note payable bears interest at the London Interbank Offered Rate (LIBOR) plus 2%, adjusted quarterly, and is secured by certain assets of the Company.

    On July 11, 1995, the Company executed a $500 note payable in principal installments of $25 each quarter, plus interest, with principal and interest payments satisfied by delivering to the lender an equivalent market value amount of salable product or cash (at the lender's option). The note payable bears interest at LIBOR plus 2%, adjusted quarterly, and is secured by certain assets of the Company. The quarterly principal payment due October 1, 1995 was paid in January 1996.

(5) LEASES
    The Company leases certain of its equipment and a building under capital leases expiring between 1998 and 2000 and leases facilities, equipment and land under operating leases expiring between 1996 and 2013. At March 31, 1995, the net book value of equipment under the capital leases amounted to $266.

                             CYANOTECH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) LEASES (CONTINUED)
    Future minimum lease payments under noncancelable operating leases and the present value of future minimum capital lease payments as of March 31, 1995 are as follows:

                                                                         CAPITAL      OPERATING
                                                                         LEASES        LEASES
                                                                      -------------  -----------
Year ended March 31:
  1996..............................................................    $      75     $      87
  1997..............................................................           75            77
  1998..............................................................           68            74
  1999..............................................................           58            72
  2000..............................................................            3            72
  Thereafter, through 2013..........................................       --               941
                                                                            -----    -----------
                                                                              279     $   1,323
                                                                                     -----------
                                                                                     -----------
Less amount representing interest at 8.1%...........................           37
                                                                            -----
    Present value of minimum capital lease obligations..............          242
Less current maturities of capital lease obligations................           58
                                                                            -----
    Obligations under capital lease, excluding current maturities...    $     184
                                                                            -----
                                                                            -----

    Total rent expense under operating leases amounted to $49 and $48 for the years ended March 31, 1994 and 1995, respectively, and $33 and $71 for the nine months ended December 31, 1994 and 1995, respectively.

    As of March 31, 1995, the Company has received a commitment for an equipment leasing credit facility totalling $350.

(6) INVESTMENT IN JOINT VENTURES
    In March 1993, the Company formed a joint venture corporation, OceanColor, Inc., with an unrelated entity, Aquasearch, Inc., to develop commercial systems for producing a natural red pigment from micro-algae, called astaxanthin, for use as a natural feed ingredient by the aquaculture industry. On November 18, 1994, the joint venture agreement was terminated by mutual consent. Under the terms of the joint venture agreement, the Company owned a 50% interest in OceanColor, Inc., and was committed to contribute, subject to certain conditions, services and facilities and equipment use and technology valued at $423. As of the termination date, $63 of services and facilities and equipment use had been contributed and the Company has no further obligation under the joint venture arrangement. The joint venture's financial statements are not significant to the Company's consolidated financial statements. The Company plans to continue, on its own, development of commercial systems for the production of astaxanthin.

    On August 31, 1994, the Company formed a joint venture partnership with Hauser Chemical Research, Inc. (Hauser) to develop, produce, and market natural beta carotene. Under the terms of the partnership agreement, Hauser has a 60% interest and the Company has a 40% interest in the joint venture. Development work was expected to be completed in 1995 with the total cost to the Company for its share of development costs not expected to exceed $300 (as of March 31, 1995 and December 31, 1995, approximately $125 and $174, respectively, had been incurred). Funding for the construction of the commercial production facility would be arranged by the joint venture partnership.

                             CYANOTECH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) ACCRUED EXPENSES AND OTHER
    Accrued expenses and other consists of the following as of March 31, 1994 and 1995 and December 31, 1995:

                                                                       MARCH 31,
                                                                  --------------------   DECEMBER 31,
                                                                    1994       1995          1995
                                                                  ---------  ---------  ---------------
Accrued payroll and related benefits............................  $      64  $     126     $     269
Accrued directors' fees.........................................         40         35            30
Deposits........................................................         58         26        --
Other accrued liabilities.......................................         96         43            73
                                                                  ---------  ---------         -----
                                                                  $     258  $     230     $     372
                                                                  ---------  ---------         -----
                                                                  ---------  ---------         -----

(8) PREFERRED STOCK
    Series A and B preferred stock are nonvoting (except for the right of Series A preferred stockholders to elect one director, as described below) and were convertible into common stock at the rate of five shares of preferred stock for one share of common stock through February 28, 1995 for Series A preferred stock and February 28, 1993 for Series B preferred stock. Holders of Series A preferred stock are entitled to 12% cumulative annual dividends at the rate of $.048 per share; cumulative dividends in arrears as of March 31, 1995 and December 31, 1995 amount to $595 ($.476 per share) and $640 ($.512 per share), respectively, for Series A. Series A preferred stockholders have a prior claim in liquidation of $.40 per share plus all declared but unpaid dividends. On December 27, 1995, the Company exchanged 2,500 shares of restricted common stock for the remaining 12,500 shares of Series B perferred stock.

    Series A preferred stockholders also have certain preemptive rights, anti-dilution privileges and the right to elect one member of the board of directors. The consent of Series A preferred stockholders is also required to alter their present rights, issue additional shares of preferred stock, sell the Company, or sell or assign the Company's proprietary technical information.

    Series C convertible preferred stock is convertible into common stock at the rate of one share of preferred stock for five shares of common stock through February 23, 2000, after which date the conversion feature is no longer applicable. Holders of 21,030 shares of Series C preferred stock elected to convert such shares into 105,150 shares of common stock during the year ended March 31, 1995. Series C preferred stock has voting rights equal to the number of shares of common stock into which it is convertible and has a preference in liquidation over all other series of preferred stock of $5 per share plus any accumulated but unpaid dividends. Holders of Series C preferred stock are entitled to 8% cumulative annual dividends at the rate of $.40 per share; cumulative dividends in arrears as of March 31, 1995 and December 31, 1995 amount to $1,663 ($2.263 per share) and $1,884 ($2.563 per share), respectively. Upon conversion of Series C preferred stock, cumulative dividends in arrears on converted shares are no longer payable. The amount of cumulative dividends foregone due to conversion during the year ended March 31, 1995 and the nine months ended December 31, 1995 amounted to $36 and nil, respectively. The consent of Series C preferred stockholders is required to change their present rights or sell all or substantially all of the Company's assets.

    The Series C convertible preferred stock was originally issued with a redemption feature. Terms of the Series C preferred stock were modified in February 1991 to eliminate such redemption feature.

    Series E convertible preferred stock was convertible at the holder's option into common stock at the rate of five shares of preferred stock for one share of common or for such number of common shares as have a market value of $.75, through September 26, 1994. Series E convertible preferred stock was converted by the holder into 20,000 shares of common stock on September 21, 1994. Upon conversion of Series E preferred stock, cumulative dividends in arrears on converted shares were no longer payable. The amount of cumulative dividends foregone due to conversion during the year ended March 31, 1995 was $38.

                             CYANOTECH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) PREFERRED STOCK (CONTINUED)
    Preferred stock as of March 31, 1994 and 1995 and December 31, 1995, consist of the following:

                                                         MARCH 31,
                                                         ----------  DECEMBER 31,
                                                         1994  1995      1995
                                                         ----  ----  ------------
Preferred stock, authorized 5,000,000 shares;
 $.001 par value, issued and outstanding:
  Series A, 12% cumulative; 1,250,000 shares;
   liquidation value $.40 per share plus
   unpaid accumulated dividends........................  $  1  $  1      $  1
  Series B, 12% cumulative, 12,500 shares on
   March 31, 1994 and 1995; nil shares on
   December 31, 1995; liquidation value $.40 per share
   plus unpaid accumulated dividends...................   *     *       --
  Series C, 8% cumulative, convertible; 756,007 shares
   as of March 31, 1994 and 734,977 shares as of March
   31, 1995 and December 31, 1995: liquidation value
   $5.00 per share plus unpaid accumulated dividends...     1     1         1
  Series E, 12% cumulative, convertible; converted to
   common shares in September 1994.....................   *     --      --
                                                         ----  ----     -----
                                                         $  2  $  2      $  2
                                                         ----  ----     -----
                                                         ----  ----     -----

------------------------
*Amount is less than $.5

(9) STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

    At the Annual Meeting held on August 9, 1995, the stockholders of the Company approved the Company's 1995 Stock Option Plan (Plan), reserving a total of 400,000 shares of common stock for issuance under the Plan. The Plan provides for the issuance of both incentive and nonqualified stock options. Options are to be granted at or above the fair market value of the Company's common stock at the date of grant and generally become exercisable over a five-year period.

    The Company also has a Non-Employee Director Stock Option and Stock Grant Plan, which was approved by stockholders in 1994. Under the Plan, non-employee directors are granted a ten-year option to purchase 3,000 shares of the Company's common stock at its fair market value on the date of grant. In addition, on the date of each Annual Meeting of Stockholders in each year that this plan is in effect, each non-employee director continuing in office will be automatically granted, without payment, 2,000 shares of common stock that is non-transferable for six months following the date of grant. Grants of 8,000 shares of common stock were made under this plan in August 1995.

    In 1985, the Company adopted an Incentive Stock Option Plan (qualified stock option plan) and authorized 200,000 shares of common stock to be set aside for grants to officers and key employees of the Company. In 1993, the stockholders approved an amendment to the Incentive Stock Option Plan which increased the number of shares reserved for issuance under this plan from 200,000 to 400,000. Options are granted with exercise prices not lower than the fair market value of the Company's common stock at the date of grant. Options generally become excercisable in four equal annual installments, commencing one year from the date of grant and expire, if not exercised, five years from the date of grant, unless stipulated

                             CYANOTECH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(9) STOCK OPTIONS AND WARRANTS (CONTINUED) otherwise by the Compensation and Stock Option Committee of the board of directors. The Incentive Stock Option Plan terminated on March 18, 1995. Options granted prior to the plan termination date are not affected.

    The Company has also issued nonqualified stock options to nonemployees and directors in exchange for services provided to the Company. Nonqualified stock options are granted with exercise prices not lower than the fair market value of the Company's common stock on the date of grant, are immediately exercisable and expire two to ten years from the date of grant.

    A summary of transactions relating to options during the years ended March 31, 1994 and 1995, and nine months ended December 31, 1995 is set forth below:

                                                                          OPTIONS OUTSTANDING
                                                       ----------------------------------------------------------
                                                                QUALIFIED                    NONQUALIFIED
                                         SHARES UNDER  ----------------------------  ----------------------------
                                            OPTION      NUMBERS OF                    NUMBER OF
                                          AVAILABLE    SHARES UNDER    PRICE PER     SHARES UNDER    PRICE PER
                                          FOR GRANT       OPTION         SHARE          OPTION         SHARE
                                         ------------  ------------  --------------  ------------  --------------
Balances at March 31, 1993.............       47,400       152,600   $   .56 to .94       18,000   $  .50 to 5.25
Additional shares reserved.............      200,000        --             --             --             --
Options granted........................      (82,000)       82,000             1.50       --             --
Options exercised......................       --            (3,300)      .56 to .94       --             --
Options cancelled......................       10,300       (10,300)     .56 to 1.50      (16,000)    3.30 to 5.25
                                         ------------  ------------  --------------  ------------  --------------
Balances at March 31, 1994.............      175,700       221,000      .56 to 1.50        2,000              .50
Options granted........................      (98,900)       98,900              .94      115,000     1.06 to 2.00
Options exercised......................       --            (4,300)     .56 to  .94       --             --
Options canceled.......................       20,900       (20,900)     .56 to 1.50       (3,000)            1.06
                                         ------------  ------------  --------------  ------------  --------------
Balances at March 31, 1995.............       97,700       294,700      .56 to 1.50      114,000      .50 to 2.00
Additional shares reserved.............      400,000        --             --             --             --
Options granted........................     (101,000)      101,000             5.13       --             --
Options exercised......................                    (77,550)     .56 to 1.50       (3,000)            1.06
Options cancelled......................        3,675        (3,675)     .56 to 1.50       --             --
Expiration of 1985 Plan................     (101,375)       --             --             --             --
                                         ------------  ------------  --------------  ------------  --------------
Balances at December 31, 1995..........      299,000       314,475   $  .56 to 5.13      111,000   $  .50 to 2.00
                                         ------------  ------------  --------------  ------------  --------------
                                         ------------  ------------  --------------  ------------  --------------

    At March 31, 1995 and December 31, 1995, options to purchase 408,700 and 425,475 shares of common stock, respectively, were exercisable at average prices of $1.23 and $2.21 per share, respectively.

WARRANTS

    The Company has warrants outstanding to acquire 1,653,800 and 997,000 shares of the Company's common stock as of March 31, 1995 and December 31, 1995, respectively. The warrants were issued in consideration for loans to the Company, in consideration for and in recognition of services performed and to certain individuals who guaranteed notes payable by the Company. Warrants granted for loans, services and guarantees were granted with exercise prices not lower than the fair market value of the Company's common stock on the date of grant. The warrants are exercisable at prices ranging from $.40 to $1.00 per share and expire on various dates from 1996 to 1999.

                             CYANOTECH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(10) MAJOR CUSTOMERS AND EXPORT SALES
    Sales to major customers for the years ended March 31, 1994 and 1995, and the nine months ended December 31, 1994 and 1995, are summarized as follows (percent of product sales):

                                                        YEAR ENDED MARCH 31,      NINE MONTHS ENDED DECEMBER 31,
                                                      ------------------------  ----------------------------------
                                                         1994         1995            1994              1995
                                                         -----        -----     ----------------  ----------------
Customer A..........................................          *%           *%             *%               31%
Customer B..........................................         16%          17%            13%               11%
Customer C..........................................          *%          13%            12%                *%
Customer D..........................................         10%           *%             *%                *%
                                                             --           --             --                --
                                                             26%          30%            25%               42%
                                                             --           --             --                --
                                                             --           --             --                --

------------------------
*Less than 10% of product sales.

    Product sales revenue by geographic area for the years ended March 31, 1994 and 1995, and the nine months ended December 31, 1994 and 1995, are summarized as follows:

                                                  YEAR ENDED MARCH 31,     NINE MONTHS ENDED
                                                                              DECEMBER 31,
                                                  --------------------  ------------------------
                                                    1994       1995        1994         1995
                                                  ---------  ---------  -----------  -----------
United States...................................  $   1,828  $   2,412   $   1,781    $   2,620
Canada..........................................        497        696         378          654
Europe..........................................        202        621         424          558
Asia/Pacific....................................        170        421         338        2,150
                                                  ---------  ---------  -----------  -----------
                                                  $   2,697  $   4,150   $   2,921    $   5,972
                                                  ---------  ---------  -----------  -----------
                                                  ---------  ---------  -----------  -----------

(11) INCOME TAXES
    The provision for income taxes for the years ended March 31, 1994 and 1995 and nine months ended December 31, 1994 is nil due to the utilization of net operating losses. The provision for income taxes for the nine months ended December 31, 1995 represents estimated alternative minimum taxes payable.

    The tax effects of temporary differences related to various assets and liabilities that give rise to deferred tax assets and deferred tax liabilities as of March 31, 1994 and 1995, are as follows:

                                                                                MARCH 31,
                                                                           --------------------
                                                                             1994       1995
                                                                           ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards.......................................  $   2,949  $   2,585
  Tax credit carryforwards...............................................        149        141
  Other..................................................................         62         72
                                                                           ---------  ---------
                                                                               3,160      2,798
Less valuation allowance.................................................     (3,051)    (2,751)
                                                                           ---------  ---------
    Net deferred tax assets..............................................  $     109  $      47
                                                                           ---------  ---------
                                                                           ---------  ---------
Deferred tax liability -- equipment and leasehold improvements...........  $     109  $      47
                                                                           ---------  ---------
                                                                           ---------  ---------

    The valuation allowance for deferred tax assets as of March 31, 1994 and 1995 was $3,051 and $2,751, respectively. The valuation allowance decreased by $71 and $300 during the years ended March 31, 1994 and 1995, respectively.

                             CYANOTECH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(11) INCOME TAXES (CONTINUED)
    At March 31, 1995, the Company has tax net operating tax loss carryforwards available to offset future federal and state taxable income and tax credit carryforwards available to offset future federal income taxes as follows:

                                                                              INVESTMENT    RESEARCH AND
                                                              NET OPERATING      TAX       EXPERIMENTATION
                                                                 LOSSES        CREDITS       TAX CREDITS
                                                              -------------   ----------   ---------------
Expires March 31,
  1998......................................................     $--            --                 3
  1999......................................................     --             --                14
  2000......................................................     --               14              15
  2001......................................................        852         --                22
  2002......................................................      1,800         --                15
  2003......................................................      1,405                           52
  2004......................................................      1,825         --                 5
  2005......................................................        155         --            --
  2006......................................................        763         --            --
  2007......................................................          1         --            --
  2008......................................................     --             --            --
  2009......................................................          1         --            --
                                                                 ------          ---             ---
                                                                 $6,802           14             126
                                                                 ------          ---             ---
                                                                 ------          ---             ---

    Investment tax credits will be recorded as a reduction of the provision for federal income taxes in the year realized.

(12) COMMITMENTS AND CONTINGENCIES
    At March 31, 1995 and December 31, 1995, the Company has commitments for capital expenditures totaling $506 and $1,120, respectively.

    The Company is involved in various claims arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

[Aerial photograph of Cyanotech's production facility located at the Hawaii Ocean Science and Technology Park on the Kona coast of Hawaii.]

Cyanotech's production facility located at the Hawaii Ocean Science and Technology Park on the Kona coast of Hawaii

[Photograph of selected bottles containing the Company's Spirulina products.]

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           5
Use of Proceeds................................          12
Price Range of Common Stock and Dividend
 Policy........................................          12
Capitalization.................................          13
Selected Consolidated Financial Data...........          14
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          15
Business.......................................          21
Management.....................................          35
Certain Transactions...........................          39
Principal Stockholders.........................          40
Description of Capital Stock...................          41
Shares Eligible for Future Sale................          43
Underwriting...................................          45
Legal Matters..................................          46
Experts........................................          46
Available Information..........................          46
Index to Consolidated Financial Statements.....         F-1

                                1,500,000 SHARES

                                 [COMPANY LOGO]
                             CYANOTECH CORPORATION

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                              Van Kasper & Company

                                         , 1996

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Nevada Private Corporation Law ("NPCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to (x) any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation and (y) any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, reasonable cause to believe his or her conduct was unlawful: To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action. The NPCL also permits the Registrant to purchase and maintain insurance on behalf of the Registrant's directors and officers against any liability arising out of their status as such, whether or not Registrant would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

    The Company's Bylaws provide that the Company shall, to the fullest extent permitted by applicable law, indemnify any director or officer of the Company in connection with certain actions, suits or proceedings, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. The Company is also required to pay any expenses incurred by a director or officer in defending such an action, in advance of the final disposition of such action. The Company's Bylaws further provide that, by resolution of the Board of Directors, such benefits may be extended to employees, agents or other representatives of the Company.

    The NPCL provides that a corporation's articles of incorporation may contain a provision which eliminates or limits the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that such a provision must not eliminate or limit the liability of a director or officer for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of illegal distributions. The Company's Restated Articles of Incorporation include a provision eliminating the personal liability of directors for breach of fiduciary duty except that such provision will not eliminate or limit any liability which may not be so eliminated or limited under applicable law.

    Reference  is made to  Section 7 of the  Underwriting Agreement contained in
Exhibit 1.1 hereto, indemnifying the Company's officers and directors against certain liabilities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee, the NASD fee and the Nasdaq National Market fee.

                                                                                AMOUNT TO
                                                                                 BE PAID
                                                                                ----------
Registration fee..............................................................  $    4,164
NASD fee......................................................................       1,708
Nasdaq National Market fee....................................................      17,500
Non-accountable expense allowance.............................................     116,438
Printing and engraving........................................................      75,000
Legal fees and expenses.......................................................     175,000
Accounting fees and expenses..................................................      35,000
Director and officer insurance................................................      22,000
Blue sky fees and expenses....................................................      10,000
Transfer agent fees...........................................................       5,000
Miscellaneous.................................................................       3,190
                                                                                ----------
  Total.......................................................................  $  465,000
                                                                                ----------
                                                                                ----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    Since January 1993, the Registrant has issued and sold the following unregistered securities in reliance on the exemption provided by Section 4(2) of the Securities Act:

    (a) Pursuant to a Subscription Agreement dated as of May 15, 1993, the Company sold 1,800,000 shares of its Common Stock to Ms. Eva Reichl at $1.00 per share for an aggregate purchase price of $1,800,000, 560,000 of which were purchased on May 15, 1993, 640,000 of which were purchased on June 14, 1993, and 600,000 of which were purchased on August 30, 1993.

    (b) Since August 10, 1994, the Company has granted non-qualified options to purchase an aggregate of 15,000 shares of its Common Stock to certain directors pursuant to its 1994 Non-Employee Directors Stock Option and Stock Grant Plan at a weighted average exercise price of $1.125.

    (c) On August 31, 1994, the Company sold to Hauser Chemical Research, Inc. 96,969 shares of the Company's Common Stock for an aggregate purchase price of $100,000 cash.

    (d) On September 19, 1994, the Company granted to a customer options to purchase 100,000 shares of Common Stock at an exercise price of $2.00 per share.

    (e) On September 30, 1994, the Company issued a warrant to purchase 25,000 shares of Common Stock at an exercise price of $1.00 per share to Canterbury Associates in exchange for certain services to be rendered pursuant to an agreement between the Company and Canterbury Associates dated January 26, 1994. The agreement was terminated on January 5, 1995.

    (f) On August 9, 1995, the Company granted 8,000 shares of fully paid and non-assessable Common Stock to certain of its non-employee directors pursuant to its 1994 Non-Employee Directors Stock Option and Stock Grant Plan.

    (g) On October 18, 1995, the Company issued 3,000 shares of the Company's Common Stock to Ms. Eva Reichl pursuant to the exercise of options under the 1994 Non-Employee Directors Stock Option and Stock Grant Plan at an exercise price of $1.0625 per share.

    (h) On December 4, 1995, the Company issued 38,400 shares of the Company's Common Stock to Mr. James Austin pursuant to the exercise of a warrant at an exercise price of $0.625 per share.

    (i) On December 8, 1995, the Company issued 120,000 and 96,000 shares of the Company's Common Stock to Mr. John Ushijima pursuant to the exercise of a warrant at exercise prices of $0.40 and $0.50, respectively, per share.

ITEM 27. EXHIBITS.

  EXHIBIT
  NUMBER     DOCUMENT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      1.1+   Form of Underwriting Agreement.
      3.1    Restated  Articles of Incorporation (Incorporated by reference to Exhibit 3.3 to the Company's Quarterly
              Report on Form 10-Q for the quarter ended March 31, 1991).
      3.2    Bylaws of  the Registrant,  as  amended (Incorporated  by  reference to  Exhibit  3.1 to  the  Company's
              Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995).
      4.1*   Specimen Common Stock Certificate.
      4.2    Terms  of the Series C Preferred Stock as Revised  1991 (Incorporated by reference to Exhibit 4.1 to the
              Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990).
      5.1*   Opinion of Woodburn and Wedge.
     10.1    1985 Incentive Stock Option Plan dated March 18, 1985, as amended. (Incorporated by reference to Exhibit
              4(d) to the Company's Registration Statement on Form S-8 filed on December 3, 1992, file no. 33-55310.)
     10.4    Stockholders Agreement dated  as of  May 17, 1993.  (Incorporated by  reference to Exhibit  10.8 to  the
              Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1994.)
     10.5    1994  Non-Employee Directors Stock  Option and Stock  Grant Plan. (Incorporated  by reference to Exhibit
              10.7 to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1994.)
     10.6    Supply and Exclusive Marketing Agreement between the  Company and Nutrition Gandalf dated July 8,  1994.
              Confidential  portions of  this exhibit  have been  omitted and  filed separately  with the Commission.
              (Incorporated by reference to  Exhibit 10.2 to the  Company's Quarterly Report on  Form 10-QSB for  the
              quarter ended December 31, 1995.)
     10.7    Joint  Venture Agreement  dated as of  August 31,  1994 between Hauser  Chemical Research,  Inc. and the
              Company. Confidential  portions  of this  exhibit  have been  omitted  and filed  separately  with  the
              Commission. (Incorporated by reference to Exhibit 10.9 to the Company's Quarterly Report on Form 10-QSB
              for the quarter ended September 30, 1994.)
     10.8    Letter  and Registration Rights Agreement  dated August 31, 1994  between Hauser Chemical Research, Inc.
              and the Company. (Incorporated by reference to Exhibit 10.10 to the Company's Quarterly Report on  Form
              10-QSB for the quarter ended September 30, 1994.)
     10.9    Facilities  Rental Agreement dated November 1, 1994 between the Company and Natural Energy Laboratory of
              Hawaii Authority. (Superseded by  Exhibit 10.15.) (Incorporated  by reference to  Exhibit 10.11 to  the
              Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1995.)
     10.10   Facilities  Rental Agreement dated December 2, 1994 between the Company and Natural Energy Laboratory of
              Hawaii Authority. (Superseded by  Exhibit 10.15.) (Incorporated  by reference to  Exhibit 10.12 to  the
              Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1995.)
     10.11   Term  Loan  Agreement  dated  April  1,  1995 between  Spirulina  International  B.V.  and  the Company.
              (Incorporated by reference  to Exhibit  10.13 to the  Company's Annual  Report on Form  10-KSB for  the
              fiscal year ended March 31, 1995.)
     10.12   License  Agreement  by and  between The  University  of Memphis  and the  Company  dated June  19, 1995.
              (Incorporated by reference  to Exhibit  10.14 to the  Company's Annual  Report on Form  10-KSB for  the
              fiscal year ended March 31, 1995.)
     10.13   Term  Loan Agreement  dated July  11, 1995 between  Satoshi Sakurada  and the  Company. (Incorporated by
              reference to Exhibit  10.3 to  the Company's  Quarterly Report  on Form  10-QSB for  the quarter  ended
              December 31, 1995.)

  EXHIBIT
  NUMBER     DOCUMENT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
     10.14   1995  Stock Option  Plan for Cyanotech  Corporation dated August  9, 1995, as  amended. (Incorporated by reference to Exhibit  4(c) to the  Company's Registration Statement  on Form S-8  filed on October  27,
              1995, file no. 33-63789.)
     10.15   Sub-Lease  Agreement between  the Company and  the Natural  Energy Laboratory of  Hawaii Authority dated
              December 29, 1995. (Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form
              10-QSB for the quarter ended December 31, 1995.)
     10.16+  Preferred Stock Conversion and Registration  Rights Agreement by and  between the Company and  Firemen's
              Insurance Company of Newark, N.J., dated as of February   , 1996.
     10.17+  Registration  Rights Agreement  by and  between the  Company and  American Cynamid  Company dated  as of
              February   , 1996.
     10.18   Management Incentive Plan dated May  18, 1995. Confidential portions of  this exhibit have been  omitted and  filed separately with the Commission. (Incorporated by  reference to Exhibit 10.4 to the Company's
              Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995.)
     11.1*   Statement re: Computation of Earnings Per Share.
     21.1*   Subsidiaries of the Company.
     23.1*   Consent of KPMG Peat Marwick LLP (see page II-6).
     23.2*   Consent of Woodburn and Wedge (included in Exhibit 5.1).
     24.1*   Power of Attorney (included on page II-5).

------------------------
*   Filed herewith.
+   To be filed by amendment.

ITEM 28. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the NPCL, the Restated Articles of Incorporation or the Bylaws of Registrant, Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kailua-Kona, State of Hawaii on this 14th day of February 1996.

                                          CYANOTECH CORPORATION

                                          By    /s/ GERALD R. CYSEWSKI, PH.D.

                                            ------------------------------------
                                             Gerald R. Cysewski, Ph.D.
                                            PRESIDENT AND CHIEF EXECUTIVE
                                             OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Gerald R. Cysewski, Ph.D. and Ronald P. Scott and each one of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

    PURSUANT  TO  THE  REQUIREMENTS  OF   THE  SECURITIES  ACT  OF  1993,   THIS
REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                      SIGNATURE                                        TITLE                         DATE
------------------------------------------------------  -----------------------------------  --------------------

                /s/ GERALD R. CYSEWSKI, PH.D.           Chairman of the Board, President      February 14, 1996
     -------------------------------------------         and Chief Executive Officer
              Gerald R. Cysewski, Ph.D.

                       /s/ RONALD P. SCOTT              Executive Vice President -- Finance   February 14, 1996
     -------------------------------------------         and Administration, Chief
                   Ronald P. Scott                       Financial Officer, Secretary,
                                                         Treasurer and Director

                       /s/ JULIAN C. BAKER              Director                              February 14, 1996
     -------------------------------------------
                   Julian C. Baker

                         /s/ EVA R. REICHL              Director                              February 14, 1996
     -------------------------------------------
                    Eva R. Reichl

                       /s/ JOHN T. USHIJIMA             Director                              February 14, 1996
     -------------------------------------------
                   John T. Ushijima

                    /s/ PAUL C. YUEN, PH.D.             Director                              February 14, 1996
     -------------------------------------------
                 Paul C. Yuen, Ph.D.

                        CONSENT OF INDEPENDENT AUDITORS

KPMG Peat Marwick LLP

P.O. Box 4150             Telephone 808 531 7286    Telefax 808 541 9321
Honolulu, HI 96812-4150   Telex 7238615

Board of Directors
Cyanotech Corporation:

    We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the registration statement.

                                          KPMG Peat Marwick LLP
Honolulu, Hawaii
February 14, 1996

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER     DOCUMENT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      1.1+   Form of Underwriting Agreement.
      3.1    Restated  Articles of Incorporation (Incorporated by reference to Exhibit 3.3 to the Company's Quarterly
              Report on Form 10-Q for the quarter ended March 31, 1991). ............................................
      3.2    Bylaws of  the Registrant,  as  amended (Incorporated  by  reference to  Exhibit  3.1 to  the  Company's
              Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995). .............................
      4.1*   Specimen Common Stock Certificate. .....................................................................
      4.2    Terms  of the Series C Preferred Stock as Revised  1991 (Incorporated by reference to Exhibit 4.1 to the
              Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990). ....................
      5.1*   Opinion of Woodburn and Wedge. .........................................................................
     10.1    1985 Incentive Stock Option Plan dated March 18, 1985, as amended. (Incorporated by reference to Exhibit
              4(d) to  the  Company's Registration  Statement  on  Form S-8  filed  on  December 3,  1992,  file  no.
              33-55310.) ............................................................................................
     10.4    Stockholders  Agreement dated  as of May  17, 1993.  (Incorporated by reference  to Exhibit  10.8 to the
              Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1994.)......................
     10.5    1994 Non-Employee Directors Stock Option and Stock Grant Plan (Incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1994.)...............
     10.6    Supply and Exclusive Marketing Agreement between the  Company and Nutrition Gandalf dated July 8,  1994.
              Confidential  portions of  this exhibit  have been  omitted and  filed separately  with the Commission.
              (Incorporated by reference to  Exhibit 10.2 to the  Company's Quarterly Report on  Form 10-QSB for  the
              quarter ended December 31, 1995.)......................................................................
     10.7    Joint  Venture Agreement  dated as of  August 31,  1994 between Hauser  Chemical Research,  Inc. and the
              Company. Confidential  portions  of this  exhibit  have been  omitted  and filed  separately  with  the
              Commission. (Incorporated by reference to Exhibit 10.9 to the Company's Quarterly Report on Form 10-QSB
              for the quarter ended September 30, 1994.).............................................................
     10.8    Letter  and Registration Rights Agreement  dated August 31, 1994  between Hauser Chemical Research, Inc.
              and the Company. (Incorporated by reference to Exhibit 10.10 to the Company's Quarterly Report on  Form
              10-QSB for the quarter ended September 30, 1994.)......................................................
     10.9    Facilities  Rental Agreement dated November 1, 1994 between the Company and Natural Energy Laboratory of
              Hawaii Authority. (Superseded by  Exhibit 10.15.) (Incorporated  by reference to  Exhibit 10.11 to  the
              Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1995.)......................
     10.10   Facilities  Rental Agreement dated December 2, 1994 between the Company and Natural Energy Laboratory of
              Hawaii Authority. (Superseded by  Exhibit 10.15.) (Incorporated  by reference to  Exhibit 10.12 to  the
              Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1995.)......................
     10.11   Term  Loan  Agreement  dated  April  1,  1995 between  Spirulina  International  B.V.  and  the Company.
              (Incorporated by reference  to Exhibit  10.13 to the  Company's Annual  Report on Form  10-KSB for  the
              fiscal year ended March 31, 1995.).....................................................................
     10.12   License  Agreement  by and  between The  University  of Memphis  and the  Company  dated June  19, 1995.
              (Incorporated by reference  to Exhibit  10.14 to the  Company's Annual  Report on Form  10-KSB for  the
              fiscal year ended March 31, 1995.).....................................................................
     10.13   Term  Loan Agreement  dated July 11,  1995 between Kenny  Corporation and the  Company. (Incorporated by
              reference to Exhibit  10.3 to the  Company's Quarterly  Report on Form  10- QSB for  the quarter  ended
              December 31, 1995.)....................................................................................
     10.14   1995  Stock Option  Plan for Cyanotech  Corporation dated August  9, 1995, as  amended. (Incorporated by reference to Exhibit  4(c) to the  Company's Registration Statement  on Form S-8  filed on October  27,
              1995, file no. 33-63789.)..............................................................................

  EXHIBIT
  NUMBER     DOCUMENT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
     10.15   Sub-Lease Agreement between the Company and Natural Energy Laboratory of Hawaii Authority dated December
              29,  1995. (Incorporated by reference to Exhibit 10.1  to the Company's Quarterly Report on Form 10-QSB
              for the quarter ended December 31, 1995.)..............................................................
     10.16+  Preferred Stock Conversion and Registration  Rights Agreement by and  between the Company and  Firemen's
              Insurance Company of Newark, N.J., dated as of February   , 1996. .....................................
     10.17+  Registration  Rights Agreement  by and  between the  Company and  American Cynamid  Company dated  as of
              February   , 1996. ....................................................................................
     10.18   Management Incentive Plan dated May  18, 1995. Confidential portions of  this exhibit have been  omitted and  filed separately with the Commission. (Incorporated by  reference to Exhibit 10.4 to the Company's
              Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995.)..............................
     11.1*   Statement re: Computation of Earnings Per Share. .......................................................
     21.1*   Subsidiaries of the Company. ...........................................................................
     23.1*   Consent of KPMG Peat Marwick LLP (see page II-6). ......................................................
     23.2*   Consent of Woodburn and Wedge (included in Exhibit 5.1). ...............................................
     24.1*   Power of Attorney (included on page II-5). .............................................................

------------------------
*   Filed herewith.
+   To be filed by amendment.